Exhibit 10.1

AVALONBAY VALUE ADDED FUND, L.P.

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THE PARTNERSHIP INTERESTS OF THE LIMITED PARTNERS ISSUED PURSUANT TO THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES OR “BLUE SKY” LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH PARTNERSHIP INTERESTS ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

AvalonBay Value Added Fund, L.P.

Amended and Restated Limited Partnership Agreement

Table of Contents

1.	Recitals and Definitions		1
	1.1	Recitals	1
	1.2	Definitions	1

2.	Formation of Limited Partnership		11
	2.1	Organization	11
	2.2	Partnership Name	11
	2.3	Purposes and Business	11
	2.4	Principal Business Office, Registered Office and Registered Agent	12
	2.5	Qualification in Other Jurisdictions	12
	2.6	Powers	12

3.	Authority of the General Partner		12
	3.1	General Authority	12
	3.2	Authority for Specific Actions	13
	3.3	Investment Restrictions	15
	3.4	ERISA Matters	16
	3.5	Company Actions and Voting	16
	3.6	Stockholder Rights; REIT Matters	17
	3.7	Expense Reimbursement	17
	3.8	Management Fees	19
	3.9	Other Permitted Business	20
	3.10	Exculpation	21
	3.11	Indemnification	22
	3.12	Payment of Indemnification Expenses	22
	3.13	Partnership Classification	23
	3.14	Reliance by Third Parties	23
	3.15	Co-Investment Entities	23
	3.16	Warehoused Properties	23

4.	Capital Commitments and Contributions		24
	4.1	Payment of Capital Contributions	24
	4.2	Defaulting Partners	26
	4.3	Requirements for Admission as Limited Partner	29
	4.4	Admission of Limited Partners	29
	4.5	Interest	30
	4.6	Assignees	30

5.	Capital Accounts; Profits and Losses; Distributions		30
	5.1	Capital Accounts	30

(i)

	5.2	Allocation of Net Income and Net Loss	32
	5.3	Minimum Gain Chargebacks and Non-Recourse Deductions	32
	5.4	Code Section 704(b) Compliance	33
	5.5	Elections	33
	5.6	Distributions	33
	5.7	No Deficit Restoration by General Partner	36
	5.8	No Deficit Restoration by Limited Partners	36
	5.9	Right of Set-Off	36
	5.10	Withholding	36

6.	Advisory Committee and Investment Committee		37
	6.1	Advisory Committee Membership	37
	6.2	Advisory Committee Meetings and Expense Reimbursement	37
	6.3	Advisory Committee Authority	37
	6.4	Quorum and Voting of Members of Advisory Committee	38
	6.5	Investment Committee	38
	6.6	Partnership Meetings	38

7.	Transfers of Limited Partnership Interests		39
	7.1	Assignability of Interests	39
	7.2	Substitute Limited Partners	40
	7.3	Obligations of Assignee	40
	7.4	Allocation of Distributions Between Assignor and Assignee	40
	7.5	Assignment by Removed or Withdrawn General Partner	40

8.	Transfer of Partnership Interest by General Partner; Withdrawal		41
	8.1	Assignability of Interest	41
	8.2	Voluntary Withdrawal	41
	8.3	Involuntary Withdrawal	42
	8.4	Removal of General Partner	42
	8.5	Payment of Expenses to General Partner Upon Withdrawal	43
	8.6	General Partner’s Interest upon Removal or Withdrawal	43
	8.7	Further Consequences of Removal or Withdrawal	44
	8.8	Continuation of Partnership Business	45

9.	Rights and Obligations of the Limited Partners		45
	9.1	Limited Liability	45
	9.2	Authority of Limited Partners	46
	9.3	Confidentiality	46
	9.4	Preservation of REIT Status	46
	9.5	Special Rights of the Company	47

10.	Duration and Termination of the Partnership		47
	10.1	Duration	47
	10.2	Bankruptcy of Limited Partner	47
	10.3	Termination	48

(ii)

11.	Liquidation of the Partnership		48
	11.1	General	48
	11.2	Priority on Liquidation; Distributions	49
	11.3	Orderly Liquidation	49
	11.4	Source of Distributions	49
	11.5	Statements on Termination	49
	11.6	Return of Incentive Distributions	49

12.	Books; Accounting; Tax Elections; Reports		50
	12.1	Books and Accounts	50
	12.2	Records Available	50
	12.3	Annual Financial Statements and Valuation	51
	12.4	Quarterly Financial Statements	51
	12.5	Reliance on Accountants	51
	12.6	Tax Matters Partner; Filing of Returns	51
	12.7	Fiscal Year	52

13.	Power of Attorney		52
	13.1	General	52
	13.2	Survival of Power of Attorney	52
	13.3	Written Confirmation of Power of Attorney	52

14.	Miscellaneous		52
	14.1	Further Assurances	52
	14.2	Successors and Assigns	53
	14.3	Applicable Law	53
	14.4	Severability	53
	14.5	Counterparts	53
	14.6	Entire Agreement	53
	14.7	Amendment	53
	14.8	Construction	54
	14.9	Force Majeure	54
	14.10	Notices	54
	14.11	No Right of Partition for Redemption	55
	14.12	Third-Party Beneficiaries	55
	14.13	General Partner as Limited Partner or Stockholder	55
	14.14	UCC Article 8 Election	55

Schedules and Exhibits:

Schedule A	List of Partners and Capital Commitments

Exhibit A	Form of Guaranty

Exhibit B	Form of Power of Attorney

(iii)

AvalonBay Value Added Fund, L.P.

Amended and Restated Limited Partnership Agreement

1. Recitals and Definitions

     1.1 Recitals. This Amended and Restated Limited Partnership Agreement (this “Agreement”) by and among AvalonBay Capital Management, Inc., as the sole general partner, AvalonBay Value Added Fund, Inc., a Maryland corporation (the “Company”), as a limited partner, and those persons and entities, if any, that are listed from time to time on Schedule A hereto as limited partners (together with the Company and those limited partners subsequently admitted pursuant to the terms of this Agreement, the “Limited Partners”) is entered into to amend and restate in its entirety that certain Limited Partnership Agreement entered into as of May 17, 2004 pursuant to the laws of the State of Delaware.

     1.2 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.

     “Acquisition Cost” shall mean (i) the total out-of-pocket costs incurred by the Partnership or reimbursable by the Partnership to the General Partner or any AVB Affiliate in connection with the acquisition of any Strategic Investment, including, without limitation, the full purchase price therefor, all costs incurred in connection with diligence investigations of the Strategic Investment and closing costs, including, without limitation, the fees of attorneys, consultants, appraisers and other advisers, and commissions, plus (ii) the total amount of costs (including incentive compensation) incurred or funded by the Partnership in connection with the leasing of a Strategic Investment (including leasing commissions and any other costs related to leasing) and any development, redevelopment, renovation, tenant fit-out or other property improvement of such Strategic Investment (collectively, “Development Costs”), plus (iii) the total amount of reserves determined at the time of acquisition to be necessary to cover contemplated capital improvements to the extent not included in Development Costs; provided, however, that, except as otherwise provided in this Agreement, Acquisition Costs shall not include any of the foregoing costs paid with indebtedness incurred or assumed by the Partnership.

     “Act” shall have the meaning set forth in Section 2.1.

     “Advisory Committee” shall have the meaning set forth in Section 6.1.

     “Affiliate” of any Person means any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified.

     “Agreement” shall have the meaning set forth in Section 1.1.

     “Appraisal” means with respect to any Strategic Investment or other assets of the Partnership, the opinion of an Independent Appraiser as to the fair market value of such Strategic Investment or other assets. Such opinion may be in the form of an opinion by such Independent Appraiser that the fair market value of such Strategic Investment or other asset as set by the General Partner is fair, from a financial point of view, to the Partnership.

     “AVB” means AvalonBay Communities, Inc., a Maryland corporation.

     “AVB Affiliate” means AVB or any Person controlling, controlled by or under common control with AVB but shall exclude Persons in which the Partnership makes an Investment; provided, however, that in no event shall the Company be deemed to be an AVB Affiliate.

     “AVB Stockholder” means AVB or any AVB Affiliate that is a Stockholder.

     “Board of Directors” means the Board of Directors of the Company.

     “Capital Account” shall have the meaning set forth in Section 5.1(a).

     “Capital Commitment” shall mean the total amount of cash agreed to be paid to the Partnership (whether or not yet paid) by each Partner pursuant to Section 4.1, as set forth on Schedule A hereto, subject to Section 4.1(e) with respect to PSERS’ Capital Commitment.

     “Capital Contribution” shall mean, as to each Partner (excluding the General Partner), the amount of cash actually contributed to the Partnership by such Partner as of the time the determination is made, and, as to the General Partner, the amount of cash and/or Warehoused Properties contributed to the Partnership by the General Partner at the time the contribution is made.

     “Carried Interest” shall have the meaning set forth in Section 8.6(c).

     “Catch-up Interest” shall mean an amount equivalent to interest on Catch-up Payments at the rate of 10% per annum, or such higher rate as is determined by the General Partner in its sole discretion, plus any other amount determined by the General Partner in its sole discretion, calculated as provided in Section 4.4(b).

     “Catch-up Payment” shall mean, with respect to a newly admitted Limited Partner or an existing Limited Partner that is increasing its Capital Commitment, an amount determined by multiplying (x) the aggregate amount of Capital Contributions made by all Partners prior to the date of the relevant Subsequent Closing by (y) in the case of a newly admitted Limited Partner, such Limited Partner’s Equity Interest Percentage, or in the case of a Limited Partner increasing its Capital Commitment, the additional Equity Interest Percentage purchased at the Subsequent Closing, each calculated after taking into account the adjustment, if any, to the Equity Interest Percentage of the General Partner.

     “Certificate” shall have the meaning set forth in Section 2.1.

     “Change of Control of AVB” shall mean the occurrence of any one or more of the following events:

     (i) Any individual, entity or group (for the purposes of this definition, a “Person”) within the meaning of Sections 13(d) and 14(d) of the Securities Act (other than AVB, any AVB Affiliate, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of AVB or any AVB Affiliate), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Securities Act) of such Person, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Act) of securities of AVB representing thirty percent (30%) or more of the combined voting power of AVB’s then outstanding securities having the right to vote generally in an election of AVB’s Board of Directors (“Voting Securities”), other than as a result of (A) an acquisition of securities directly from AVB or any AVB Affiliate approved by the Incumbent Directors (as defined below) or (B) an acquisition by any corporation pursuant to a reorganization, consolidation or merger if, following such reorganization, consolidation or merger the conditions described in clauses (A), (B) and (C) of subparagraph (iii) of this definition are satisfied;

     (ii) Individuals who constitute AVB’s Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of AVB’s Board of Directors, provided, however, that any individual becoming a director of AVB (excluding, for this purpose, (A) any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of AVB’s Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than AVB’s Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, and (B) any individual whose initial assumption of office is in connection with a reorganization, merger or consolidation, involving an unrelated entity), whose election or nomination for election by AVB’s stockholders was approved by a vote of at least a majority of the persons then comprising Incumbent Directors shall for purposes of this Agreement be considered an Incumbent Director;

     (iii) Approval by the shareholders of AVB of a reorganization, merger or consolidation of AVB, or, if consummation of such reorganization, merger or consolidation is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining such consent (either explicitly or implicitly by consummation), unless, following such reorganization, merger or consolidation, (A) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the entity resulting from such reorganization, merger or consolidation (the “Surviving Entity”) and the combined voting power of the then outstanding voting securities of such Surviving Entity entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, (B) no Person (excluding AVB, any employee benefit plan (or related trust) of AVB, an AVB Affiliate or the Surviving Entity or any subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty percent (30%) or more of the outstanding Voting Securities) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the Surviving Corporation or the combined voting power of the then outstanding voting securities of such Surviving Entity entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the Surviving Entity will have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

     (iv) Approval by the shareholders of AVB of a complete liquidation or dissolution of AVB; or

     (v) Approval by the shareholders of AVB of the sale, lease, exchange or other disposition of all or substantially all of the assets of AVB, or, if consummation of such sale, lease, exchange or other disposition is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining such consent (either explicitly or implicitly by consummation), other than to an entity, with respect to which following such sale, lease, exchange or other disposition (A) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such sale, lease, exchange or other disposition, (B) no Person (excluding AVB and any employee benefit plan (or related trust) of AVB or an AVB Affiliate or such entity or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, thirty percent (30%) or more of the outstanding Voting Securities) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such entity will have been members of the Incumbent Board at the time of the execution of the initial agreement or action of the AVB Board of Directors providing for such sale, lease, exchange or other disposition of assets of AVB.

     Notwithstanding the foregoing, a “Change of Control of AVB” shall not be deemed to have occurred for purposes of this Agreement solely as the result of an acquisition of securities by AVB which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate voting power represented by the Voting Securities beneficially owned by any Person to thirty percent (30%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction), then a “Change of Control of AVB” shall be deemed to have occurred for purposes of this Agreement.

     “Charter” shall mean the Articles of Incorporation of the Company, as amended from time to time.

     “Closing” shall mean the Initial Closing or any Subsequent Closing.

     “Code” shall have the meaning set forth under “Internal Revenue Code” in this Section 1.2.

     “Co-Investment Entity” shall have the meaning set forth in Section 3.15.

     “Company” shall have the meaning set forth in Section 1.1.

     “Confidential Information” shall have the meaning set forth in Section 9.3.

     “Contribution Call” shall have the meaning set forth in Section 4.1(a).

     “Default Date” shall have the meaning set forth in Section 4.2(a).

     “Default Portion” shall have the meaning set forth in Section 4.2(h).

     “Defaulted Interest” shall have the meaning set forth in Section 4.2(b).

     “Defaulting Partner” shall mean any Partner that fails to pay when due any installment of its Capital Commitment under Section 4.1 hereof.

     “Defaulting Stockholder” shall have the meaning set forth in Section 4.2(h).

     “Development Fees” shall have the meaning set forth in Section 3.8(b).

     “Disposition” shall mean, with respect to all or a portion of any Strategic Investment, any complete or partial repayment, syndication of interests, sale and/or other disposition, including sale upon liquidation of the Partnership, of such Strategic Investment in each case such that the Partnership ceases to have an ownership interest in such Strategic Investment or such portion thereof.

     “Disposition Proceeds” shall mean the proceeds to the Partnership from the Disposition of any of its Strategic Investments, net of all related expenses, taxes and liabilities (including expenditures and fees paid directly or indirectly by the Partnership to the General Partner or any Affiliate of the General Partner or to third parties in connection with such Disposition in accordance with the terms of this Agreement), and in the case of any purchase money obligation or other interest (other than marketable securities) received on the disposition of a Strategic Investment shall mean both the principal thereof and interest thereon or other payments or distributions with respect to such interest at the time when either is received.

     “Economic Capital Account” means, with respect to any Partner, such Partner’s Capital Account as of the date of determination, after crediting to such Capital Account any amounts that the Partner is deemed obligated to restore under Treasury Regulations Section 1.704-2.

     “Election Date” shall have the meaning set forth in Section 4.1(e).

     “Electing Limited Partner” shall have the meaning set forth in Section 5.6(b).

     “Equity Interest” with respect to any Partner shall mean the entire right, title and interest of such Partner in the Partnership and any appurtenant rights, including, without limitation, any voting rights and any right or obligation to contribute capital to the Partnership.

     “Equity Interest Percentage” with respect to any Partner shall mean the ratio that the Capital Commitment of such Partner bears to the aggregate Capital Commitments of all Partners.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

     “ERISA Partner” shall mean each Limited Partner the assets of which constitute “plan assets” under ERISA.

     “Estimated Value Capital Account” shall mean, with respect to any Partner, the amount such Partner would receive in a hypothetical liquidation of the Partnership following a hypothetical sale of all of the assets of the Partnership at prices equal to their most recent valuations, and the distribution of the proceeds thereof to the Partners pursuant to this Agreement (after the hypothetical payment of all actual Partnership indebtedness, and any other liabilities related to the Partnership’s assets, limited, in the case of non-recourse liabilities, to the collateral securing or otherwise available to the lender to satisfy such liabilities).

     “Excepted Event” shall have the meaning set forth in Section 4.1(e).

     “Final Closing Date” means the date of the last Subsequent Closing.

     “Fiscal Year” shall have the meaning set forth in Section 12.7.

     “For Cause Removal Notice” shall have the meaning set forth in Section 8.4(a).

     “Formation Expenses” shall mean all fees and out of pocket expenses incurred in connection with the formation of the Company, the Partnership and the General Partner and the consummation of the Initial Closing and any Subsequent Closings, including, without limitation, all expenses incurred in connection with the offer and sale of Limited Partnership interests and REIT Shares, but excluding any Placement Agent Fees.

     “General Partner” shall mean AvalonBay Capital Management, Inc. or any successor thereto.

     “Incentive Distributions” shall have the meaning set forth in Section 5.6(a).

     “Indebtedness” of any Person shall mean, without duplication, (A) as shown on such Person’s balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, and (ii) all other obligations of such Person evidenced by a note, bond, debenture or similar instrument (but only to the extent disbursed with respect to construction loans or other lines of credit), (B) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (C) all capitalized leases, and (D) all net payment obligations of such Person under any rate hedging agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (A) or (B) hereof.

     “Indemnified Party” shall have the meaning set forth in Section 3.10.

     “Independent Appraiser” means a Person who is not an AVB Affiliate and who is experienced in the valuation of properties similar to the Partnership’s Strategic Investments for institutional clients.

     “Initial Closing” shall mean the initial admission of Limited Partners into the Partnership.

     “Initial Closing Date” shall mean the date when the Initial Closing occurs.

     “Interim Investments” shall mean cash, cash equivalent securities and other short-term investments of Partnership funds held for future investment in Strategic Investments or other Partnership purposes.

     “Internal Revenue Code” or “Code” shall mean the United States Internal Revenue Code of 1986, as from time to time amended, and any successor thereto.

     “Investment” shall mean an asset constituting an Interim Investment or a Strategic Investment.

     “Investment Committee” shall have the meaning set forth in Section 6.5.

     “Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

     “Investment Period” shall mean the period commencing on the Initial Closing Date and ending on the third anniversary of the Initial Closing Date.

     “Involuntary Withdrawal” shall have the meaning set forth in Section 8.3.

     “IRS” shall mean the Internal Revenue Service of the United States Department of the Treasury.

     “Limited Partners” shall have the meaning set forth in Section 1.1.

     “Liquidating Agent” shall have the meaning set forth in Section 11.1.

     “Managed Assets” shall have the meaning set forth in Section 5.6(b)(iii).

     “Management Fee” shall have the meaning set forth in Section 3.8(a).

     “Management/Oversight Group” shall mean Bryce Blair, Thomas J. Sargeant, Lili Dunn and Kevin O’Shea, and any successor to any such individual in accordance with the following sentence. In the event that any one of Bryce Blair, Thomas J. Sargeant, Lili Dunn or Kevin O’Shea shall cease to be involved in the management or oversight of the Partnership at a level substantially consistent with such person’s prior involvement, then the General Partner shall be entitled to appoint a successor to such person to serve as a member of the Management/Oversight Group, subject to PSERS’ right to approve such successor (which approval will not be unreasonably withheld); provided, however, that the General Partner shall be entitled to appoint Timothy J. Naughton to fill the first vacancy on the Management/Oversight Group without obtaining PSERS’ consent to such appointment for so long as Mr. Naughton is employed by AVB.

     “Net Loss from Writedowns” as of any date shall be calculated on an aggregate basis with respect to all Unrealized Investments that have previously been written down or written off on the Partnership’s books (other than the books required to comply with Section 5.1 and the definition of “Capital Account”) and shall mean the excess, if any, of the aggregate cost of such Unrealized Investments over the aggregate fair market value of such Unrealized Investments as of such date; provided, however, that the Net Loss from Writedowns for any Investment shall not exceed the aggregate Acquisition Costs for such Investment.

     “No-Fault Removal Notice” shall have the meaning set forth in Section 8.4(b).

     “Non-Default Portion” shall have the meaning set forth in Section 4.2(h).

     “Partner Nonrecourse Debt” shall have the meaning set forth in Section 5.3(c).

     “Partners” shall mean the General Partner and the Limited Partners.

     “Partnership” shall mean AvalonBay Value Added Fund, L.P.

     “Partnership Minimum Gain” shall have the meaning set forth in Section 5.3(a).

     “Person” shall mean a corporation, association, retirement system, international organization, joint venture, partnership, limited liability company, trust or individual.

     “Placement Agent Fees” shall have the meaning set forth in Section 3.7.

     “Plan Asset Regulations” shall mean the regulations promulgated under ERISA by the United States Department of Labor in 29 C.F. R. Part 2510.3-101, and any successor regulations thereto.

     “Predecessor In Interest,” as to the Equity Interest of any Partner, shall mean any Partner which was the prior holder of all or any portion of such Equity Interest.

     “Preferred Return” shall mean an amount equal to ten percent (10%) per annum, cumulative and compounded annually, of a Partner’s Unreturned Capital Contributions, calculated as if all Partners were admitted on the Initial Closing Date.

     “PSERS” shall mean the Commonwealth of Pennsylvania Public School Employees’ Retirement System, in its capacity as a Limited Partner of the Partnership.

     “Purchase Option” shall have the meaning set forth in Section 8.6(d).

     “Redevelopment Fees” shall have the meaning set forth in Section 3.8(b).

     “Reimbursement Amount” shall mean AVB’s, or the applicable AVB Affiliate’s, costs associated with the Warehoused Properties, including the cost of acquiring such Warehoused Properties and other out-of-pocket costs associated with acquiring, financing and carrying such Warehoused Properties and any expenses advanced by AVB or such AVB Affiliate with respect to such Warehoused Properties.

     “REIT” shall mean a real estate investment trust under Code Section 856.

     “REIT Share” shall mean a share of common stock, par value $.01 per share, of the Company.

     “Removal” (or “Removed”) shall have the meaning set forth in Section 8.4(a).

     “REOC Opinion” shall have the meaning set forth in Section 3.4.

     “Residual Value” shall have the meaning set forth in Section 5.1(c).

     “Return Account” for the Partners shall mean the sum of:

     (i) the aggregate Capital Contributions used to fund the Acquisition Costs of all Investments that have been disposed of or otherwise subject to a Disposition;

     (ii) the aggregate Capital Contributions used to pay expenses of the Partnership, including, without limitation, expenses incurred under Sections 3.7 and 3.8 hereof; and

     (iii) any Net Loss from Writedowns.

     “Second Preferred Return” with respect to a Partner shall mean an amount equal to fourteen percent (14%) per annum, cumulative and compounded annually, of a Partner’s Second Unreturned Capital Contributions, calculated as if all Partners were admitted on the Initial Closing Date.

     “Second Unreturned Capital Contributions” for any Partner shall mean, as of any date, the aggregate amount of Capital Contributions less all distributions received other than distributions of Preferred Return and Second Preferred Return.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Stockholders” shall mean the stockholders of the Company.

     “Strategic Investment” shall mean any direct or indirect, current or contingent interest, option or commitment to acquire interests in (i) multifamily apartment communities (located primarily in markets where AVB owns and operates properties from time to time) through fee simple title or otherwise; (ii) non-apartment community properties as part of a portfolio of multifamily apartment communities; (iii) ancillary development opportunities related to or in connection with multifamily apartment communities; (iv) ancillary retail or office space related to or in connection with multifamily apartment communities; (v) joint ventures or other entities that own or operate any of the real property described in the preceding clauses (i) through (iv); or (vi) indebtedness secured by any of the real property described in the preceding clauses (i) through (iv), including, without limitation, first mortgage debt, participating mortgages, mezzanine debt and convertible debt.

     “Subject Insurance Payment” shall have the meaning set forth in Section 3.2(d).

     “Subject Insurance Policy” shall have the meaning set forth in Section 3.2(d).

     “Subsequent Closing” shall have the meaning set forth in Section 4.4(b).

     “Subscription Agreement” shall have the meaning set forth in Section 4.3.

     “Target Balance” shall mean, with respect to any Partner as of the close of any period for which allocations are made under Section 5.2, the net amount such Partner would receive (or be required to contribute or pay) in a hypothetical liquidation of the Partnership as of the close of such period, assuming for purposes of such hypothetical liquidation:

     (i) a sale of all of the assets of the Partnership at prices equal to their then book values (as maintained by the Partnership for purposes of, and as maintained pursuant to, the capital account maintenance provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv));

     (ii) the distribution of the net proceeds thereof to the Partners pursuant to Section 5.6(a) and Section 5.6(e)(ii) after the payment of all actual Partnership indebtedness, and any other liabilities related to the Partnership’s assets, limited, in the case of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities (assuming for this purpose that the General Partner exercises its discretion under Section 5.6(e)(ii) to recover any Incentive Distributions paid to the Partners under Section 5.6(e)(i));

     (iii) the return of Incentive Distributions by the General Partner to the Partnership in accordance with Section 11.6; and

     (iv) the distribution of the amounts returned to the Partnership under clause (iii) above to the Partners in accordance with Section 11.6.

     The net payment a Partner would receive (or have to make) shall also reflect any payment it (or any of its affiliates) would have to make (or receive) following such hypothetical liquidation under any agreement that is treated as part of this Agreement for purposes of Treasury Regulations Section 1.704-1(b)(2)(ii)(h).

     “Treasury Regulations” shall mean the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     “Unrealized Investments” shall mean Investments (or portions thereof) that have not been subject to a Disposition.

     “Unreturned Capital Contributions” for any Partner shall mean, as of any date, the aggregate amount of Capital Contributions less all distributions received other than distributions of Preferred Return.

     “VCOC Opinion” shall have the meaning set forth in Section 3.4.

     “Voluntary Withdrawal” shall have the meaning set forth in Section 8.2.

     “Voting Interest” shall mean, with respect to any Partner(s) entitled to vote or otherwise participate with respect to a matter, the ratio which the Capital Commitment(s) of such Partner(s) voting in favor of the matter with respect to which such vote is being taken bears to the aggregate Capital Commitments of all Partners entitled to vote or otherwise participate with respect to such matter, expressed as a percentage. Notwithstanding any other provision of this Agreement to the contrary, whenever the Company has the right to vote on or approve any matter in its capacity as a Limited Partner, the Company’s vote or approval shall be cast in accordance with Section 3.5 hereof.

     “Warehoused Properties” shall mean properties acquired by AVB or an AVB Affiliate subsequent to January 1, 2004 and held directly or indirectly by the Partnership immediately prior to the Initial Closing Date (excluding any properties with respect to which AVB or an AVB Affiliate had, prior to January 1, 2004, an option to purchase or had entered into a binding agreement giving it the right to acquire such properties).

     “Withdrawal” (or “Withdrawn” or “Withdraws”) shall have the meaning set forth in Section 8.5.

2. Formation of Limited Partnership

     2.1 Organization. The Partnership has been formed by the filing of the certificate of limited partnership (as it may be amended or restated from time to time, the “Certificate”) for the Partnership required under the Delaware Revised Uniform Limited Partnership Act (as in effect from time to time, the “Act”), with the Delaware Secretary of State pursuant to the Act. Without the consent or approval of any Limited Partner, the Certificate may be restated by the General Partner as provided in the Act or amended by the General Partner to change the address of the office of the Partnership in Delaware or the name and address of its resident agent in Delaware or to make corrections required by the Act. The General Partner shall deliver a copy of the Certificate and any amendment thereto to any Partner who so requests.

     2.2 Partnership Name. The name of the Partnership shall be “AvalonBay Value Added Fund, L.P.” All business of the Partnership shall be conducted under the Partnership name.

     2.3 Purposes and Business. Subject to any limitations contained herein, the purpose of the Partnership is to acquire, improve, develop, lease, maintain, own, operate, manage, mortgage, hold, sell, exchange and otherwise deal in and with Strategic Investments, to acquire, hold and dispose of Interim Investments, and to engage in any other activities necessary or related or incidental thereto; provided, however, that such business shall be conducted in such a manner as the General Partner reasonably believes will permit the Company to be classified as a REIT beginning with its taxable year ending December 31, 2005, unless the Board of Directors and the Stockholders determine pursuant to the Charter that it is no longer in the best interests of the Company to continue to qualify as a REIT. In connection with the foregoing, and without limiting the Company’s right, in its sole discretion, to cease to qualify as a REIT, the Partners acknowledge that the Company’s status as a REIT inures to the benefit of all of the Partners and not solely the Company.

     2.4 Principal Business Office, Registered Office and Registered Agent. The principal business office of the Partnership shall be located at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314-5223. The principal business office of the Partnership may be changed from time to time by the General Partner. The General Partner shall promptly notify the Limited Partners of any change in such principal business office. The registered office of the Partnership in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The agent for service of process on the Partnership pursuant to the Act shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent and registered office of the Partnership may be changed by the General Partner from time to time. The General Partner shall promptly notify the Limited Partners of any such change.

     2.5 Qualification in Other Jurisdictions. The General Partner shall cause the Partnership to be qualified or registered under applicable laws in such states as may be appropriate to avoid any material adverse effect on the business of the Partnership and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation the appointment of agents for service of process in such jurisdictions.

     2.6 Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Partnership shall have and may exercise all of the powers and rights which can be conferred upon limited partnerships formed pursuant to the Act; provided, however, that the Partnership shall not take any action which, in the judgment of the General Partner could reasonably be anticipated to adversely affect the ability of the Company to continue to qualify as a REIT beginning with its taxable year ending December 31, 2005 (including by reason of the Partnership being taxable as a corporation pursuant to Code Section 7701 or Section 7704), unless the Board of Directors and the Stockholders determine pursuant to the Charter that it is no longer in the best interests of the Company to continue to qualify as a REIT.

3. Authority of the General Partner

     3.1 General Authority. Except as expressly limited by the provisions of this Agreement, the General Partner shall have complete and exclusive discretion in the management and control of the affairs and business of the Partnership and shall have all powers necessary, convenient or appropriate to carry out the purposes, conduct the business and exercise the powers of the Partnership. Except as so expressly limited, the General Partner shall possess and enjoy with respect to the Partnership all of the rights and powers of a partner of a partnership without limited partners to the extent permitted by Delaware law. The Partnership hereby irrevocably delegates to the General Partner, without limitation, the power and authority to act on behalf of and in the name of the Partnership, without obtaining the consent of or consulting with any other Person, to take any and all actions on behalf of the Partnership set forth in this Agreement, including, without limitation, in Section 2.6 hereof. The General Partner, to the extent of its powers set forth herein, is an agent of the Partnership for the purpose of the Partnership’s business and the actions of the General Partner taken in accordance with such powers shall bind the Partnership.

     3.2 Authority for Specific Actions. Subject to Section 3.3 and such other limitations expressly provided by this Agreement, the General Partner is authorized to take the actions listed below in this Section 3.2 on behalf of the Partnership. This Section 3.2 is intended as an amplification of and not a limitation of the authority granted to the General Partner under Section 3.1.

     (a) To borrow money from sellers of property or from banks or other lending institutions or the commercial paper market or otherwise to procure extensions of credit for the Partnership, including at the discretion of the General Partner, to issue instruments evidencing indebtedness or other debt obligations (including, without limitation, mortgages) and, if security is required therefore, to pledge, hypothecate, mortgage, assign, transfer and grant a security interest in the Strategic Investments, Capital Commitments and other assets of the Partnership, including, without limitation, the Partners’ Subscription Agreements (provided, however, that in no event shall any such pledge obligate any Partner to make any payments in excess of the sum of such Partner’s uncontributed Capital Commitment); and in connection with any of the foregoing to execute, seal, acknowledge and deliver promissory notes, guarantees, mortgages, security and other agreements, assignments and any other written documents, to request any AVB Affiliate to guaranty or otherwise provide security for any Partnership Indebtedness, and to prepay in whole or in part, refinance, recast, increase, modify or extend any such debt affecting any of the assets of the Partnership and in connection therewith to execute any extensions or renewals of any such debt and/or any other loans;

     (b) To borrow funds to make Strategic Investments or to obtain working capital or to otherwise leverage the Partnership’s assets through the issuance of mortgage-backed securities or preferred equity interests;

     (c) To hold assets of the Partnership in the name of one or more trustees, nominees, other agents or directly or indirectly through one or more entities owned in whole or in part directly or indirectly by the Partnership;

     (d) To maintain such insurance as the General Partner may deem appropriate to protect the assets and interests of the Partnership and Indemnified Parties and to satisfy any contractual undertakings of the Partnership; provided, that, in the event that an Indemnified Party receives an insurance payment (the “Subject Insurance Payment”) under any insurance policy (the “Subject Insurance Policy”) maintained by the Partnership with respect to any losses, liabilities, damages and/or expenses incurred by such Indemnified Party for any act or omission related to the performance of such Indemnified Party’s duties under the Partnership Agreement for which the Indemnified Party is not entitled to indemnification from the Partnership pursuant to Section 3.11 of the Partnership Agreement, the General Partner shall reimburse the Partnership for an amount equal to the product of (i) the ratio of (x) the Subject Insurance Payment to (y) all insurance payments made under the Subject Insurance Policy in the year in which the Subject Insurance Payment is made and (ii) the premium of the Subject Insurance Policy for the year in which the Subject Insurance Payment is made.

     (e) To establish reserves for any Partnership purposes and to fund such reserves with any Partnership assets or borrowed funds;

     (f) To enter into property management, servicing and special servicing or other service provider arrangements with respect to any asset of the Partnership, including, without limitation, agreements that provide for incentive compensation;

     (g) To enter into transactions with AVB or one or more AVB Affiliates for the purchase or sale of assets, provided that all such purchases or sales (excluding the sale or contribution of Warehoused Properties pursuant to Sections 3.16 and 5.1(c) and the acquisition of Strategic Investments by the General Partner pursuant to Section 8.6(d)) have been approved by the Limited Partners representing one-hundred percent (100%) of the Voting Interest of the Limited Partners, excluding from the vote any Limited Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate;

     (h) To create one or more entities to hold any assets of the Partnership, acquire Equity Interests in the Partnership or for any other Partnership purpose, and to hold or distribute to the Partners any interest in such entities, provided that any such entity preserves the limited liability of the Limited Partners. The General Partner may have management rights in any such entities, but may not have financial interests in any such entities other than in its capacity as a Partner in the Partnership. The purpose of this provision is to allow the General Partner to invest capital contributed by the Partnership through parallel partnerships or other arrangements when the General Partner deems such arrangements to be appropriate to minimize taxes, comply with regulatory requirements, structure transactions so as to avoid the application of taxes or regulatory requirements or otherwise as the General Partner deems appropriate; and

     (i) Subject to Section 6.2, to determine and establish the procedures to be utilized in the preparation of the current value financial statements of the Partnership described in Sections 12.3 and 12.4 of this Agreement.

     (j) At anytime during the term of the Partnership after the earlier of (i) the date on which the Partnership has made Contribution Calls with respect to all of the Capital Commitments of the Partners as set forth on Schedule A hereto or (ii) the expiration or termination of the Investment Period, to borrow funds (on a secured or unsecured basis) from AVB or an AVB Affiliate at an interest rate equal to the then current prime rate as published by the Wall Street Journal plus one percent (1%) per annum in order to (x) fund capital improvements and other expenditures and investments with respect to existing Strategic Investments or (y) pay property-level expenses.

     3.3 Investment Restrictions.

     (a) The following restrictions shall be applicable to the Partnership unless waived, with respect to a particular Investment by either (i) two-thirds of the members of the Advisory Committee, or (ii) the Limited Partners representing a Voting Interest of the Limited Partners in excess of fifty percent (50%), excluding from such vote any Limited Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate:

     (i) The Partnership shall not make any Strategic Investment in any publicly traded security of an issuer in connection with any merger, tender or exchange offer, business combination, restructuring, recapitalization or similar transaction to or with such issuer if a majority of the board of directors of such issuer is opposed to such transaction.

     (ii) Following the Final Closing Date and prior to the expiration of the Investment Period, the Partnership shall not incur, directly or indirectly, Indebtedness if, immediately after giving effect to the incurrence of such Indebtedness, the aggregate Indebtedness of the Partnership would exceed sixty-five percent (65%) of the aggregate Acquisition Costs at such time (including for purposes of this Section 3.3(ii) any Acquisition Costs paid with indebtedness incurred or assumed by the Partnership). Following the expiration of the Investment Period, the Partnership shall not incur, directly or indirectly, Indebtedness if, immediately after giving effect to the incurrence of such Indebtedness, the aggregate Indebtedness of the Partnership would exceed sixty-five percent (65%) of the aggregate fair value market of the Strategic Investments as determined in accordance with Section 12.3. For purposes of this Section 3.3(a)(ii), Indebtedness shall not include (x) any amount outstanding under any line of credit established for the benefit of the Partnership and/or the Company or (y) any amount borrowed from AVB or an AVB Affiliate pursuant to Section 3.2(j).

     (iii) The Partnership shall not invest in any new development at existing apartment communities that have ancillary ground-up development opportunities if the total capital invested in such development opportunities is, at the time of such investment, projected to represent more than fifteen percent (15%) of the Partnership’s projected aggregate capitalization, consisting of the aggregate Capital Commitments (whether or not contributed) and the aggregate Indebtedness available to the Partnership under any debt instruments (whether or not such Indebtedness has been drawn).

     (iv) The Partnership shall not invest in a portfolio of properties if more than fifteen percent (15%) of such portfolio’s aggregate net operating income is, at the time of such investment, projected to be attributable to non-apartment community properties that are a part of such portfolio.

     (v) Immediately following the termination of the Investment Period, the aggregate capital invested by the Partnership in Strategic Investments located in any one of AVB’s sixteen (16) markets as of the date of this Agreement (or any other markets in which the Partnership owns and operates properties from time to time) shall not exceed thirty-five percent (35%) of the amount obtained by dividing the aggregate Capital Commitments by 0.35.

     (vi) The Partnership and the General Partner shall not invest in any real estate properties located outside of the United States.

     (vii) In the event that the Partnership borrows under any credit facility secured by the Capital Commitments of the Partners, as described in Section 4.1(d) below, no individual borrowing under such credit facility shall be outstanding for a period exceeding twelve (12) months. The foregoing however is not intended to prohibit the term of any such credit facility as a whole from exceeding twelve (12) months.

     (b) The Partnership shall use its best efforts to ensure that the Company will qualify for taxation as a REIT for each taxable year commencing with its taxable year ending December 31, 2005, in accordance with Section 3.6 of this Agreement.

     (c) The Partnership shall not take any action that the General Partner reasonably believes would be likely to prevent the Company from maintaining its status as a “venture capital operating company” (as defined in the Plan Asset Regulations).

     (d) No Capital Commitments may be drawn, and no Partnership capital may be invested in any Strategic Investment, prior to the first date on which the Partnership will qualify as a “real estate operating company,” as such terms are defined in the Plan Asset Regulations; provided, however that the foregoing restriction shall not preclude the Partnership from making refundable deposits or other short-term investments prior to such date.

     3.4 ERISA Matters. The Partnership shall use its best efforts to conduct its affairs so as to qualify as a “real estate operating company” as defined in the Plan Asset Regulations. For purposes of determining that the Partnership so qualifies, the annual valuation period of the Partnership for purposes of the Plan Asset Regulations shall be the ninety (90) day period commencing on each anniversary of the date on which the Partnership makes its first Investment (other than a short-term investment pending long-term commitment). Simultaneously with the date of the closing of such first Investment by the Partnership and, thereafter, prior to the expiration of each annual valuation period, the Partnership shall obtain an opinion from counsel to the Partnership as to whether the Partnership qualifies as a “real estate operating company” (a “REOC Opinion”), and the Company shall obtain an opinion from counsel to the Company as to whether the Company qualifies as a “venture capital operating company” as defined in the Plan Asset Regulations (a “VCOC Opinion”). Within ten (10) days after obtaining a REOC Opinion or a VCOC Opinion, the General Partner shall mail a copy of such REOC Opinion or VCOC Opinion to each Limited Partner and Stockholder that is subject to ERISA.

     3.5 Company Actions and Voting. In the event that any matter is submitted to the Company for its consideration as a Limited Partner of the Partnership pursuant to the terms of this Agreement, the Company shall deliver a request in writing to each Stockholder of the Company, at least ten (10) business days prior to the date on which such matter shall be considered, asking each Stockholder of the Company to provide written direction with respect to the Company’s vote in such matter, and the Board of Directors of the Company will cause the Company, in its capacity as a Limited Partner of the Partnership, to grant or withhold the consent or approval of the Company as such Limited Partner, and with respect to such matter, as follows: (i) if a Stockholder of the Company directs the Company to vote in favor of such matter, the Company shall vote its percentage interest as a Limited Partner that corresponds to such stockholder’s percentage interest of the Company in favor of such matter; (ii) if a Stockholder of the Company directs the Company to vote against such matter, the Company shall vote its percentage interest as a Limited Partner that corresponds to such Stockholder’s percentage interest of the Company against such matter; and (iii) if a Stockholder abstains with respect to such matter or the Company does not receive written direction from a Stockholder with respect to such matter at the location specified in the foregoing request at least one (1) business day prior to date on which such matter shall be considered, the Company shall vote its percentage interest as a Limited Partner that corresponds to such Stockholder’s percentage interest of the Company in accordance with the direction provided by the Company’s Board of Directors in its sole and absolute discretion. Notwithstanding any other provision of this Agreement, for purposes of calculating the Voting Interest of the Partners that is required or that has been obtained for any matter, if the vote of AVB Affiliates is excluded from voting on such matter pursuant to this Agreement, then the REIT Shares held by any AVB Affiliate will be voted in the same proportion as the votes of the other Stockholders with respect to such matter. For purposes of this Section 3.5, a written consent in lieu of meeting of the Stockholders or a vote of the Stockholders taken at a meeting of the Stockholders duly called and held in accordance with the Company’s Bylaws and Charter shall each be deemed to constitute a written direction with respect to the Company’s vote on a matter in its capacity as a Limited Partner.

     3.6 Stockholder Rights; REIT Matters. The Partnership and the General Partner shall use their best efforts to ensure that no action taken by the Partnership shall cause the rights of Stockholders to differ in a materially adverse manner from the rights which may be given to Limited Partners under this Agreement. The Partnership and the General Partner shall use their best efforts to maintain the status of the Company as a REIT commencing with its taxable year ending December 31, 2005, except and to the extent that the requirements of this Section 3.6 with respect to a particular Investment or other activity of the Partnership are specifically waived by the Board of Directors and Stockholders that hold in the aggregate REIT Shares representing at least seventy-five percent (75%) of all the outstanding REIT Shares at the time of such waiver. The General Partner may cause the Partnership to take such action (or refrain from taking such action) as may be reasonably necessary to preserve AVB’s status as a REIT. The preceding two sentences shall not, however, have the effect of overriding any provision of Article 5 hereof and shall not otherwise adversely affect the allocations and distributions provided for in this Agreement. Any action of the General Partner to enforce or otherwise cause the Partnership to comply with the provisions of this Section shall not be deemed to be a breach of any fiduciary duty otherwise owed to the Partners and shall not require the approval of any Limited Partner or the Advisory Committee.

     3.7 Expense Reimbursement. The Partnership shall reimburse the General Partner or any AVB Affiliate for the following (to the extent not directly paid by the Partnership):

     (a) all Formation Expenses incurred on behalf of the Partnership and the Company, up to an aggregate maximum reimbursement equal to one million dollars ($1,000,000);

     (b) the charges and expenses of maintaining the Partnership’s and the Company’s bank accounts or of any banks, custodians or depositories appointed for the safekeeping of the Interim Investments or other property of the Partnership, including the costs of bookkeeping and accounting services;

     (c) all costs incurred by the General Partner or any AVB Affiliate in connection with providing the services of development, construction, reconstruction, accounting and budgeting professionals for the Partnership’s projects (which professionals may include employees of the General Partner or any AVB Affiliate, provided that the terms of such services are no less favorable than those that would be obtained from an unaffiliated third party) including, without limitation, the compensation expenses and overhead for such professionals corresponding to the portion of their business time spent on such projects for the Partnership;

     (d) the Reimbursement Amount with respect to the Warehoused Properties as provided in Sections 3.16 and 5.1(c); and

     (e) all other expenses not specifically provided for in this Section 3.7 which are reasonably incurred by the General Partner or any AVB Affiliate in connection with operating the Partnership, any entity organized pursuant to Section 3.2(h) for the purpose of holding Partnership assets or the Company, or performing the duties of the General Partner under this Agreement, including, without limitation, (i) travel costs, fees and other out-of-pocket expenses related to a specific investment or proposed investment, (ii) auditor and counsel fees, (iii) taxes, (iv) insurance, (v) litigation expenses, and (vi) expenses associated with preparing and distributing reports to investors pursuant to Section 12 of this Agreement (but specifically excluding (x) office overhead of the General Partner, (y) compensation of the General Partner’s employees except as provided in clause (c) above, or (z) travel expenses of the General Partner’s employees that are not related to a specific Investment or proposed Investment).

In addition to the foregoing, if any AVB Affiliate guaranties or otherwise provides security for any Indebtedness of the Partnership (including, without limitation, acting as a guarantor with respect to environmental liabilities and other customary “bad boy” recourse carveouts), then (i) the Partnership shall reimburse such AVB Affiliate for all expenses or other amounts incurred or paid by such AVB Affiliate in connection with any such guaranty or security, provided that no AVB Affiliate shall be reimbursed for any liabilities, obligations or other amounts paid by it pursuant hereto that are finally adjudicated by a court of competent jurisdiction to have resulted from such AVB Affiliate’s gross negligence, fraud or willful misconduct, and (ii) the General Partner shall cause the Partnership to make any such reimbursement payment in preference to any other obligation of the Partnership.

All Formation Expenses in excess of one million dollars ($1,000,000) shall be paid by the General Partner and shall not be reimbursed by the Partnership. All fees and expenses of placement agents incurred by the Partnership in connection with the offering or sale of interests in the Partnership on or before the Final Closing Date (the “Placement Agent Fees”), including, without limitation, the Placement Agent Fees due to Morgan Stanley & Co. Incorporated shall be paid by the General Partner and shall not be reimbursed pursuant to this Section 3.7. The Partnership shall reimburse the Company for all costs, expenses and liabilities paid by the Company.

     3.8 Management Fees.

     (a) Commencing with the Initial Closing Date, the General Partner shall be paid a quarterly asset management fee (the “Management Fee”) by the Partnership. The Management Fee shall be paid by the Partnership quarterly in arrears from the Initial Closing Date as follows:

     (i) During the period from Initial Closing Date to the Final Closing Date, and after the termination of the Investment Period, the Management Fee for each calendar quarter shall equal one-fourth (1/4) of one and one-quarter percent (1.25%) of the difference between (x) the aggregate Capital Contributions of all of the Partners and (y) the aggregate Capital Contributions of all of the Partners used to fund Strategic Investments which have been disposed of (or have been written off such that the General Partner is not providing any, or is providing an insignificant amount of, management activities with respect to such Strategic Investments ) as of such date.

     (ii) From the Final Closing until and including the termination of the Investment Period, the Management Fee for each calendar quarter shall equal one-fourth (1/4) of one and one-quarter percent (1.25%) of the aggregate Capital Commitments of all of the Partners.

     (iii) The Management Fee shall be pro rated for any period less than a calendar quarter based on the number of days during such period.

     (b) At the election of the General Partner, the Partnership may retain the General Partner or an AVB Affiliate to provide property management and redevelopment services on behalf of the Partnership in the ordinary course of business for the following fees, payable on a monthly basis:

     (i) Property Management: 3.75% of gross revenues of the managed properties plus reimbursement of all reasonable direct costs, including any leasing commissions to third parties and tenant improvements, incurred by the General Partner or the AVB Affiliate providing such services; and

     (ii) Redevelopment: 10% of total project costs (including allocated general conditions) plus reimbursement of all reasonable direct costs incurred by the General Partner or the AVB Affiliate providing such services (the “Redevelopment Fees”).

The Partnership may also retain the General Partner or an AVB Affiliate to provide development services on behalf of the Partnership with respect to any ancillary ground-up development at Strategic Investments, subject to Section 3.3(a)(iii), on terms consistent with those which could be obtained from an unaffiliated third party service provider and which are approved by the Advisory Committee, which approval shall not be unreasonably withheld (the “Development Fees”). The General Partner or the AVB Affiliate providing any of the foregoing services shall be entitled to indemnification and exculpation with respect to any losses, liabilities, damages or expenses incurred by such entity in connection with such property management, development and redevelopment services to the same extent that indemnification and exculpation are provided to Indemnified Parties pursuant to Sections 3.10 and 3.11 hereof. The rights of the General Partner or an AVB Affiliate to provide the services set forth in this Section 3.8(b) will terminate upon a Removal of the General Partner.

     3.9 Other Permitted Business.

     (a) Except as otherwise limited by this Agreement, the General Partner and any AVB Affiliate may engage independently or with others in other business ventures of every nature and description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments and serving as a general partner of or otherwise operating any public or private real estate partnerships. Nothing in this Agreement, except as provided in Section 3.9(b), shall be deemed to prohibit the General Partner or any AVB Affiliate from dealing or otherwise engaging in business with Persons transacting business with the Partnership or from providing services relating to the purchase, sale, financing, management, development or operation of real property or other assets of the type included within the definition of Strategic Investments and receiving compensation therefor. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures shall not be deemed wrongful or improper. The Limited Partners hereby acknowledge that AVB is a publicly traded corporation and, as such, AVB and its directors and officers owe a fiduciary duty to the holders of shares of capital stock of AVB.

     (b) Following the Initial Closing, no AVB Affiliate or the Company (other than on behalf of the Partnership and any other Co-Investment Entity) will form an investment fund with investment objectives substantially similar to the Partnership, until the earlier of:

     (i) the first date on which an amount equal to eighty percent (80%) of the Partnership’s Capital Commitments has been invested, committed for investment or used to pay expenses by the Partnership; or

    (ii) the expiration of the Investment Period.

In the event that AVB or an AVB Affiliate forms such an investment fund prior to the expiration of the Investment Period, the Partnership will have first priority to any investment which qualifies as a Strategic Investment, to the extent that the Partnership has the financial capacity to make such investment. Notwithstanding the foregoing, AVB Affiliates will be permitted at any time to manage and make any existing or future investments managed or made by any AVB Affiliate in connection with or on behalf of other funds and accounts managed, ventures entered into and assets acquired (or committed to be acquired) by any AVB Affiliate prior to the Initial Closing Date, or in connection with any additional investments managed or made by any AVB Affiliate during any period of time that the exclusivity provisions described above are not in effect.

     (c) Subject to Section 3.9(d), following the Initial Closing, no AVB Affiliate will make any investment which would be a Strategic Investment that the Partnership would otherwise be permitted to make pursuant to the terms of this Agreement, until the earlier of:

     (i) the first date on which an amount equal to eighty percent (80%) of the Partnership’s Capital Commitments have been invested, committed for investment or used to pay expenses by the Partnership; or

    (ii) the expiration of the Investment Period.

     (d) Section 3.9(c) notwithstanding, an AVB Affiliate may invest in the following at any time:

     (i) properties that, at the time a commitment to acquire the property is made, have not yet started construction or construction is not expected to be completed for at least six (6) months thereafter;

    (ii) properties acquired in tax-deferred transactions, including, without limitation, properties acquired in exchange for “down REIT units” and transactions intended to qualify for non-recognition under Section 1031 of the Code;

   (iii) an individual property with an aggregate purchase price in excess of one hundred million dollars ($100,000,000) or a portfolio of properties in a single state, the District of Columbia or a geographic region with an aggregate purchase price in excess of two hundred fifty million dollars ($250,000,000);

    (iv) properties with respect to which AVB or an AVB Affiliate had prior to January 1, 2004, an option to purchase or had entered into a binding agreement giving it the right to acquire such properties; and

     (v) any investment which the General Partner has decided not to make or pursue for the Partnership based on the reasonable good faith determination (which determination shall be binding on the Partnership) that such investment is inappropriate or inadvisable for the Partnership, whether due to capacity, diversification, rate of return objectives, seller’s tax objectives or other considerations; provided that to the extent the General Partner reasonably determines in good faith that it is desirable for the Partnership to make some but not all of a particular investment, then the Partnership may make such investment to such extent and the General Partner or another AVB affiliate (alone or with other investors) may co-invest with the Partnership in such investment on a side-by-side basis on terms no more favorable than those applicable to the Partnership in respect of the investment.

     3.10 Exculpation. Neither the General Partner, the members of the Advisory Committee, the members of the Investment Committee, the Company, AVB, any AVB Affiliate, nor any principal, heir, executor, administrator, member, stockholder, manager, partner, director, officer, agent, employer, employee, successor or assign of any of the foregoing (including any person who serves at the request of the General Partner as a director, officer, manager, partner, employee or agent of another entity in which the Partnership has an interest as a security holder, creditor or otherwise) (each an “Indemnified Party”) shall have any liability to the Company, the Partnership, any Stockholder or any Partner for any loss suffered by the Company, the Partnership, any Stockholder or any Partner which arises out of any action or inaction of an Indemnified Party, provided that for any Indemnified Party other than a member of the Advisory Committee, such exculpation shall not apply to any action or inaction of such Indemnified Party that constitutes fraud, gross negligence or willful misconduct of such Indemnified Party in connection with the performance of its duties under this Agreement.

     3.11 Indemnification. Subject to the limitations contained in this Section 3.11, the Partnership shall indemnify each Indemnified Party against all losses, liabilities, damages and expenses incurred by such Indemnified Party for any act or omission related to the performance of its duties under this Agreement or otherwise taken on behalf of the Partnership or in furtherance of its business. Such indemnity shall cover, without implied limitation, judgments, settlements, fines, penalties, counsel fees and all other expenses reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before or threatened to be brought before any court or administrative body, in which an Indemnified Party may be or may have been involved as a party or otherwise, or with which it may have been threatened, by reason of being or having been an Indemnified Party, or by reason of any act or omission on behalf of the Partnership or in furtherance of its business; provided, however, that an Indemnified Party shall not be entitled to indemnification pursuant to this Section 3.11 with respect to any matter as to which such Indemnified Party shall have been finally adjudicated in any such action, suit or other proceeding, or otherwise by a court of competent jurisdiction, to have committed an act or omission that constitutes fraud or willful misconduct on the part of such Indemnified Party (or gross negligence in the case of all Indemnified Parties other than members of the Advisory Committee) in connection with the performance of its duties under this Agreement. The right of indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which any Indemnified Party may be entitled and nothing contained in this Section 3.11 shall limit any lawful rights to indemnification existing independently of this Section 3.11. Notwithstanding anything to the contrary in this Agreement, to the extent that, at law or in equity, a Partner or Advisory Committee member has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, any Partner or any other Person, such Partner or Advisory Committee member acting under this Agreement shall not be liable to the Partnership, any Partner or any other Person for breach of fiduciary duty for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liability of a Partner or Advisory Committee member otherwise existing at law or in equity, are agreed by each Partner to replace such other duties and liabilities of such Partner or Advisory Committee member.

     3.12 Payment of Indemnification Expenses. Prior to any final disposition of any claim or proceeding with respect to which any Indemnified Party may be entitled to indemnification hereunder, at the discretion of the General Partner the Partnership may pay to the Indemnified Party, in advance of such final disposition, an amount equal to all expenses of said Indemnified Party reasonably incurred in the defense of said claim or proceeding so long as the Partnership has received a written undertaking of said Indemnified Party to repay to the Partnership the amount so advanced if it shall be finally determined that said Indemnified Party was not entitled to indemnification hereunder. Any Person entitled to indemnification hereunder shall first seek recovery under any insurance policies of the Partnership by which such Person is covered prior to such Person receiving any indemnification payment from the Partnership. To the extent that the Partnership makes any payments to an Indemnified Party for any indemnification claim (including advances) hereunder, if the Indemnified Party has no continuing liability with respect to any claim or proceeding with respect to which such Indemnified Party may be entitled to indemnification hereunder, the Partnership shall be subrogated to the extent of such payment to any rights which the Indemnified Party may have to receive indemnification payments (including payments under any insurance policies of the Partnership) from other Persons with respect to the subject matter underlying such indemnification claim.

     3.13 Partnership Classification. The Partnership and the General Partner shall use their best efforts to assure that the Partnership will be treated for federal income tax purposes as a partnership and not as an association or publicly traded partnership taxable as a corporation. The Partnership shall not elect to be treated other than as a partnership for federal income tax purposes.

     3.14 Reliance by Third Parties. Any contract, instrument or act of the General Partner on behalf of the Partnership shall be conclusive evidence in favor of any third party dealing with the Partnership that the General Partner has the authority, power, and right to execute and deliver such contract or instrument and to take such action on behalf of the Partnership. This Section 3.14 shall not be deemed to limit the liabilities and obligations of the General Partner as set forth in this Agreement.

     3.15 Co-Investment Entities. To address specific tax issues or other regulatory concerns, the General Partner may form one or more co-investment entities (together with the Partnership, the “Co-Investment Entities”). It is the intent of the Partners that each Co-Investment Entity participate in the same Strategic Investments on the same terms as if all of the Co-Investment Entities were investing through a single partnership, subject to any specific investment limitations applicable to any such fund. Whenever the General Partner determines that a particular Strategic Investment opportunity is appropriate for the Co-Investment Entities, all of the Co-Investment Entities shall invest in such Strategic Investment opportunity on a pro rata basis in accordance with the ratio of the respective capital commitments of such funds that are available for that Strategic Investment at that time, subject to the maximum investment amount deemed appropriate by the general partner or manager of each Co-Investment Entity and subject to any specific investment limitations applicable to any such Co-Investment Entity. Whenever the General Partner determines that a particular Strategic Investment should be disposed of by the Co-Investment Entities, all of the Co-Investment Entities will dispose of such Strategic Investment at the same time and on the same terms, subject to any specific structuring requirements that are necessary to achieve tax or regulatory objectives.

     3.16 Warehoused Properties. In connection with the first Contribution Call following the Initial Closing, and in any event prior to the earlier of the end of the first calendar quarter in which the Initial Closing occurs and the date of the first Subsequent Closing, the Partnership shall pay the Reimbursement Amount to the General Partner. The General Partner’s obligation to fund its share of such Contribution Call and the AVB Stockholder’s obligation to purchase REIT Shares in connection with such Contribution Call shall be deemed satisfied by offset against such Reimbursement Amount (i.e., so that the net cash received by the General Partner is the Reimbursement Amount net of such contribution obligations). The portion of the Company’s obligation as a Limited Partner to fund such Contribution Call which corresponds to the AVB Stockholder’s interest in the Company shall be deemed satisfied by the in-kind Capital Contribution of a portion of the Warehoused Properties as described in Section 5.1(c). For purposes of determining the Partners’ Capital Accounts, Capital Contributions and distributions, the General Partner’s right to the Reimbursement Amount, the payment thereof and the offset thereof against the General Partner and the Company’s direct or indirect share of such Contribution Call shall be treated as provided in Section 5.1(c). Following the Initial Closing Date, the General Partner, in its discretion, may cause the Partnership to replace AVB as the guarantor under any Indebtedness on the Warehoused Properties.

4. Capital Commitments and Contributions

     4.1 Payment of Capital Contributions.

     (a) Each Partner agrees to pay to the Partnership an aggregate amount in cash equal to its Capital Commitment, as set forth in Schedule A hereto; provided that the General Partner shall be entitled to pay the Capital Commitment with respect to its Partnership interest in cash and/or Warehoused Properties pursuant to Sections 3.16 and 5.1(c) hereof. The total aggregate Capital Commitments of all Partners shall not exceed three hundred and thirty million dollars ($330,000,000). All or any portion of each Partner’s Capital Commitment shall be payable upon not less than ten (10) business days prior written notice from the General Partner (each, a “Contribution Call”) in accordance with Section 4.1(b) below. Except as otherwise provided below in this Section 4.1, no Contribution Calls shall be made after the expiration of the Investment Period. Contribution Calls may be made at any time after the expiration of the Investment Period for the purpose of (w) paying amounts owing or that come due under any credit facility obtained by the Partnership, to the extent secured by such Capital Commitment, regardless of whether such borrowing occurred before or after the expiration of the Investment Period, provided that no such borrowing shall occur after the expiration of the Investment Period for the purpose of making Strategic Investments after the end of the Investment Period unless prior to the expiration of the Investment Period the Partnership has entered into a written letter of intent, written agreement in principal or written definitive agreement to make such Strategic Investment, (x) paying amounts to satisfy obligations of the Company or the Partnership under any guarantees, indemnities, covenants or other obligations existing prior to the expiration of the Investment Period, (y) funding investments in Strategic Investments with respect to which the Partnership has entered into a written letter of intent, written agreement in principle or written definitive agreement to invest prior to the expiration of the Investment Period or (z) enabling the Partnership to acquire a Defaulting Partner’s Defaulted Interest pursuant to Section 4.2(b) below. Contribution Calls also may be made at any time after the expiration of the Investment Period for the purpose of paying operating and other expenses of the Partnership and the Company or establishing reserves for the payment of such expenses. Except as provided in Sections 3.16 and 5.1(c), no Partner shall have any right to make any Capital Contribution that has not been called by the General Partner pursuant to this Section 4.1.

     (b) A Contribution Call shall be in the form of a written notice to all Partners, specifying the general purpose of such Contribution Call, an aggregate dollar amount and a date on which payment shall be due, which date shall be no less than ten (10) business days after the date of receipt of notice of such Contribution Call. Each Partner shall be required to contribute such Partner’s Equity Interest Percentage of the Contribution Call. The General Partner may, subject to compliance with the requirement of ten (10) business days’ advance notice, for any increase in any Contribution Call, amend, delay or rescind Contribution Calls at any time prior to the payment due date thereof. The amendment, delay or rescission of a Contribution Call shall not affect or abridge the right of the General Partner to make any subsequent Contribution Call. As provided in Sections 3.16 and 5.1(c), the General Partner may make certain Capital Contributions by offset against the Reimbursement Amount payable to it.

     (c) Each Limited Partner and the General Partner shall grant to the Partnership a security interest in its Equity Interest securing payment of its Capital Commitment. Each Limited Partner agrees to execute such security agreements and UCC financing statements as the General Partner may reasonably request to perfect such security interest, and the General Partner shall execute and file an agreement and statement in a form substantially similar to that required of the Limited Partners. Neither the Partnership nor the General Partner, nor any other party, may assign, re-pledge or re-grant a security interest in any Limited Partner’s Equity Interest in the Partnership to any third party without the consent of such Limited Partner, and any assignment, re-pledge or re-grant in violation of this Section 4.1(c) shall be null and void and have no force or effect. Except as provided above, no Limited Partner shall pledge or grant a security interest in its Equity Interest without the prior approval of the General Partner, such approval to be granted or withheld at the sole discretion of the General Partner.

     (d) In connection with any Partnership borrowings, the General Partner shall be authorized to pledge, mortgage, assign, transfer and grant security interests in the right to initiate Contribution Calls and collect the Capital Commitments of the Partners hereunder. Each Partner shall promptly execute and deliver appropriate estoppel certificates and parent entity guarantees (to the extent required by lenders to the Partnership) and deliver required opinions of counsel regarding the due formation, valid existence and good standing of such Partner and the due authorization, valid execution and delivery of its Subscription Agreement and this Agreement and any documents executed in connection with any such borrowing, and such other opinion issues as may be requested by such lenders, and shall execute such other instruments and take such other action as the General Partner or such lender may require in order to effectuate any such borrowings by the Partnership. To the extent that the Partnership has outstanding obligations under a credit facility secured by the Capital Commitments of the Partners hereunder, each Partner shall be obligated to fund any remaining portion of its Capital Commitment without defense, counterclaim or offset of any kind, including any defense arising under Section 365(c) of the U.S. Bankruptcy Code, if applicable, provided that such agreement to fund shall not act as a waiver by the Partner of its right to assert independently any claim that the Partner may have against any other Partner, the Partnership or the Company. Nothing in this Section 4.1(d) shall require any Partner to take any action that would cause such Partner to assume personal liability to the Partnership in an amount which exceeds such Partner’s uncontributed Capital Commitment. In the event that, as a result of any such pledge, mortgage, assignment, transfer or grant of security interest a Partner makes a payment directly to a lender as required pursuant thereto, such payment shall be deemed to be a Capital Contribution of such Partner to the Partnership.

     (e) Notwithstanding any provision herein to the contrary, but subject to the following sentence, PSERS shall be entitled to not make any additional Capital Contributions beginning on a certain date selected by PSERS (the “Election Date”) by providing the Partnership written notice thereof at least five (5) business days prior to the Election Date, in the following circumstances (each, an “Excepted Event”): (i) there are two (2) or more vacancies on the Management/Oversight Group at the same time for which successors have not been appointed in accordance with the definition of the Management/Oversight Group set forth herein; or (ii) the Partnership makes two or more indemnification payments pursuant to Section 3.11 of this Agreement where each such indemnification payment (a) relates to separate and distinct indemnification claims pertaining to unrelated acts, omissions or events; (b) is equal to or exceeds $500,000 and (c) is the direct result of any action or inaction of the General Partner in connection with making decisions to (1) purchase or sell real estate assets or (2) invest significant capital to redevelop real estate assets on behalf of the Partnership that, in either such case, constitutes a failure to exercise the care and skill under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of real estate investment enterprises that operate with investment objectives substantially similar to the investment objectives of the Partnership as described in its private placement memorandum. Notwithstanding the foregoing sentence, PSERS shall be required to make Capital Contributions after the Election Date for the limited purpose of paying its pro rata share of any borrowings that occurred prior to the Election Date under any credit facility obtained by the Partnership to the extent that such borrowings were secured in whole or in part by PSERS’ Capital Commitment. In the event that PSERS elects to not make any Additional Capital Contributions pursuant to this Section 4.1(e), for all purposes of this Agreement, PSERS’ Capital Commitment shall be reduced to the amount of its aggregate Capital Contributions at the Election Date (as increased from time to time by any subsequent Capital Contributions made by PSERS pursuant to the preceding sentence).

     4.2 Defaulting Partners.

     (a) If a Partner fails to pay any installment of its Capital Commitment when due, a notice of default shall be given to such Partner by the General Partner by facsimile transmission, hand delivery or by certified or registered mail. If the installment is not received by the Partnership within ten (10) business days after the receipt of such notice of default, such amount shall bear interest payable to the Partnership at a rate of 18% per annum or, if lower, the highest rate of interest permitted under applicable law, from and after the original due date of such installment (the “Default Date”) until the earliest of either (i) the payment of such installment, including any interest accruing under this Section 4.2(a), (ii) the purchase of such Defaulting Partner’s Defaulted Interest (as defined below) under Section 4.2(b), or (iii) the conclusion of foreclosure proceedings under Section 4.2(d). Any interest paid by a Defaulting Partner pursuant to this Section 4.2(a) shall not be treated as a Capital Contribution but shall be treated as income of the Partnership.

     (b) In addition to, and not in limitation of the foregoing, upon ten (10) days’ written notice to any Partner that becomes a Defaulting Partner (and provided that such default has not been cured by the Defaulting Partner within such 10-day period), the General Partner, in its sole discretion, may:

     (i) offer to all non-defaulting Partners the right to acquire (subject to the terms of Articles 7 and 8 hereof) all or any portion of the Equity Interest of the Defaulting Partner in the Partnership (a “Defaulted Interest”);

     (ii) in the event that the Defaulting Partner’s entire Defaulted Interest is not acquired by the Partners pursuant to clause (i) above, cause the Partnership to acquire all or a portion of the portion of such Defaulting Partner’s Defaulted Interest in the Partnership not so acquired; provided, however, that the aggregate amount of the Defaulting Partner’s Defaulted Interest purchased by the Partners pursuant to clause (i) and by the Partnership pursuant to this clause (ii) must be equal to the entire Defaulted Interest of the Defaulting Partner, unless the remainder of such Defaulted Interest is acquired pursuant to clause (iii) below; and/or

     (iii) in the event that the entire Defaulted Interest of the Defaulting Partner is not acquired by the Partners pursuant to clause (i) above and/or by the Partnership pursuant to clause (ii) above, designate one or more third parties, which parties may be Partners, to acquire (subject to the terms of Articles 7 and 8 hereof) all, but not less than all, of the Defaulting Partner’s Defaulted Interest not so acquired by the Partners or the Partnership.

A copy of any notice provided to a Defaulting Partner pursuant to this Section 4.2(b) shall be transmitted promptly to all other Partners. In the event that a Defaulting Partner shall pay any overdue installment of its Capital Commitment, plus interest in accordance with paragraph (a), prior to the expiration of the above-referenced 10-day notice period, such Partner shall cease to be a Defaulting Partner and the remedies provided in this paragraph (b) and in paragraph (d) shall not be available with respect thereto. In the event that the Defaulting Partner is an AVB Affiliate, and at the time of such default the General Partner is an AVB Affiliate, the General Partner shall be required to pursue the remedy set forth in this Section 4.2(b) against such Defaulting Partner.

     (c) With respect to any acquisition made pursuant to subsection (b) above, the aggregate consideration payable to the Defaulting Partner shall be a cash payment in an amount equal to seventy percent (70%) of such Defaulting Partner’s Estimated Value Capital Account; and each acquiring party shall be obligated, severally and not jointly, to pay its pro rata portion of such consideration based on the percentage of the Defaulting Partner’s Defaulted Interest acquired by such party. In the event that the General Partner exercises its right to cause the Partnership to acquire all or a portion of a Defaulting Partner’s Defaulted Interest pursuant to subsection (b)(ii) above, for purposes of determining each Partner’s liability for any resulting Contribution Calls made in connection therewith, the Equity Interest Percentages of the Partners shall be calculated assuming that the Partnership’s proposed purchase of all or a portion of the Defaulted Interest has been completed. Any non-defaulting Partner that acquires all or a portion of a Defaulting Partner’s Defaulted Interest shall also assume the portion of the Defaulting Partner’s Capital Commitment corresponding to the acquired portion of the Defaulted Interest and shall pay to the Partnership, concurrently with the payment of the purchase price to the Defaulting Partner, an amount representing the portion of the Defaulting Partner’s Contribution Call that is then due and unpaid that corresponds to the acquired portion of the Defaulted Interest. In the event that the Partnership acquires any portion of a Defaulting Partner’s Defaulted Interest, the portion of the Defaulting Partner’s Capital Commitment that corresponds to the portion of the Defaulted Interest acquired by the Partnership shall be cancelled. Any interest that accrues under Section 4.2(a) with respect to a Defaulting Partner’s Defaulted Interest prior to the acquisition of such Defaulted Interest pursuant to Section 4.2(b), shall remain an obligation of the Defaulting Partner and shall not be assumed by any Person acquiring the Defaulted Interest unless otherwise agreed in writing by such Person and the Defaulting Partner.

     (d) In addition to, or in lieu of, and not in limitation of any of the foregoing, upon termination of the 10-day period provided in paragraph (b) above, the General Partner, in its sole discretion, may commence proceedings to collect any due and unpaid installment of the Defaulting Partner’s Capital Commitment (plus interest in accordance with paragraph (a) above) and the expenses of collection, including court costs and attorneys’ fees and disbursements.

     (e) Any actions taken by the General Partner or the Partnership pursuant to paragraphs (a) through (d), inclusive, of this Section 4.2 shall be in addition to and not in limitation of any other rights or remedies that the Partnership may have against the Defaulting Partner, including, but not limited to, the right to hold the Defaulting Partner responsible for any damages or liabilities (including attorneys’ fees) to which the Partnership may be subjected (in whole or in part) as a result of the default by the Defaulting Partner.

     (f) Each Partner hereby agrees that, in the event that such Partner shall fail to pay when due any installment of its Capital Commitment required pursuant to Section 4.1 and the General Partner elects to pursue any remedy set forth in paragraph (b) above, such Partner shall sell, assign, transfer and convey to the Partnership, any designee of the General Partner, any and all Partners making the election contemplated by subparagraph (b) or any third party, its entire Equity Interest in the Partnership in consideration of the amount determined in accordance with the provisions of paragraph (c) of this Section 4.2.

     (g) So long as a Defaulting Partner remains a Defaulting Partner, such Partner shall not be entitled to exercise any voting rights otherwise granted to such Partner under this Agreement.

     (h) In the event that the Company is a Defaulting Partner because of a default by a Stockholder (a “Defaulting Stockholder”) in the payment of amounts that the Defaulting Stockholder is obligated to pay to the Company, then the Company’s Equity Interest shall be separated into two parts for purposes of exercising all default remedies under this Section 4.2. One part will consist of the Defaulted Interest and will represent an amount of the Company’s Equity Interest that corresponds to the interest of the Defaulting Stockholder in the Company (the “Default Portion”). The second part will consist of the balance of the Company’s Equity Interest (the “Non-Default Portion”). Only the Default Portion of the Company’s Equity Interest will be treated as a Defaulted Interest for purposes of this Agreement and the Company will continue to have the same rights as all other non-defaulting Partners to the extent of the Non-Default Portion of the Company’s Equity Interest. In the event that the Partnership or any non-defaulting Partner (other than the Company) elects to purchase part or all of the Default Portion, such purchase shall occur by the Partnership or the non-defaulting Partner, as the case may be, acquiring part or all of the Default Portion and the Company using the proceeds received from such purchase to then acquire from the Defaulting Stockholder the corresponding portion of the Defaulting Stockholder’s interest in the Company. In the event that the Company is a Defaulting Partner as a result of a default by one of its Stockholders, the General Partner may make such modifications to this Section 4.2 and Article 5 as are necessary or appropriate so that a REIT Share is the economic equivalent (other than with respect to tax attributes) of an Equity Interest of the same subscription amount.

     4.3 Requirements for Admission as Limited Partner. Each Person desiring to become a Limited Partner upon the Initial Closing Date or the date of any Subsequent Closing shall execute and deliver to the General Partner a subscription agreement (a “Subscription Agreement”) and such other documents as shall be deemed appropriate by the General Partner. Under such Subscription Agreement and other documents, such subscriber shall, subject to acceptance of its subscription by the General Partner, execute and agree to be bound by this Agreement.

     4.4 Admission of Limited Partners.

     (a) Each Limited Partner admitted to the Partnership pursuant to this Article 4 shall become a Limited Partner on the Initial Closing Date or on the date of any Subsequent Closing, as applicable. To the extent any AVB Affiliate acquires an interest in the Partnership as a Limited Partner, such interest shall be treated as a Limited Partner interest in all respects, except as otherwise specified in this Agreement.

     (b) Additional Limited Partners may be admitted to the Partnership after the Initial Closing Date as follows:

     (i) After the Initial Closing Date, the General Partner may admit additional Limited Partners, or accept additional Capital Commitments from existing Limited Partners, at one or more additional closings (each a “Subsequent Closing”) to be held on or prior to the ninth month anniversary of the Initial Closing Date (or, if such date is not a business day, the next business day). In connection with any Subsequent Closing, newly admitted Limited Partners, and existing Limited Partners that increase their Capital Commitments, will each be required to make payments equal to the Catch-up Payment plus Catch-up Interest (calculated from each date on which the existing Limited Partners made any prior Capital Contributions), which amounts will be paid to the existing Limited Partners, pro rata, in proportion to each such Partner’s Equity Interest Percentage immediately prior to such Subsequent Closing. Any Catch-up Payment and Catch-up Interest paid to the Predecessor(s) In Interest, pursuant to this Section 4.4(b), shall be treated as a payment to such Predecessor(s) In Interest with respect to a sale of a portion of their Equity Interests in the Partnership. The portion of the Equity Interest in the Partnership sold by each Predecessor In Interest shall be a portion equal to the percentage obtained by dividing the amount of the Catch-up Payment made to such Predecessor In Interest by the aggregate amount of the Capital Contributions made by such Predecessor In Interest immediately prior to such Subsequent Closing. The General Partner may, in its discretion, make an election pursuant to Code Section 754.

     (ii) In connection with each Subsequent Closing, the General Partner shall modify Schedule A and the books and records of the Partnership to accurately reflect the Capital Contributions, Capital Commitments subject to call and Capital Account balances of all Partners, determined as of the time of such Subsequent Closing. The Capital Commitment of each existing Partner shall not be increased, or decreased, by any Catch-Up Payment or Catch-Up Interest received. The Capital Contributions of each existing Partner shall be reduced by the amount of any Catch-Up Payment received (i.e., such Capital Contributions that are attributable to the interest in the Partnership that was sold). In computing the Capital Commitments subject to call set forth on Schedule A, Catch-up Payments made by a Partner shall be treated as Capital Contributions by such Partner.

    (iii) For purposes of Article 5 hereof, any item of income, gain, loss, or deduction previously allocated pursuant to Article 5 hereof, as well as any amounts credited or debited to the Return Account, in each case with respect to any portion of an Equity Interest sold for a Catch-Up Payment pursuant to Section 4.4(b)(i) shall be deemed attributable to such transferred interests.

     (c) After the date which is nine months following the Initial Closing Date (or, if such date is not a business day, the next business day), no new Limited Partner shall be admitted to the Partnership except (A) pursuant to Section 4.2 hereof, (B) as a substitute Limited Partner in accordance with Article 7 hereof, or (C) on such terms and conditions as have received the prior written consent of the Limited Partners representing a Voting Interest of the Limited Partners in excess of fifty percent (50%), excluding from such vote any Limited Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate, and the approval of the General Partner.

     (d) The admission of a Person to the Partnership that would cause the Partnership to be an investment company within the meaning of Section 3 of the Investment Company Act shall be void ab initio and shall not bind or be recognized by the Partnership.

     (e) The admission of a new Limited Partner or Limited Partners or the acceptance by the Partnership of an additional Capital Commitment with respect to one or more existing Partners, shall not cause the dissolution or termination of the Partnership.

     4.5 Interest. Except as provided in Section 4.4(b) with respect to Catch-up Interest, no Partner shall be entitled to receive any interest on any Capital Contributions to the Partnership.

     4.6 Assignees. Subject to Section 4.4(b), any reference in this Agreement to the Capital Commitment or Capital Contribution of a Partner who is an assignee of all or a portion of an Equity Interest shall include the Capital Commitment and Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the entire Equity Interest of the assignor).

5. Capital Accounts; Profits and Losses; Distributions

     5.1 Capital Accounts.

     (a) A separate capital account (each a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 5.1 shall be interpreted and applied in a manner consistent therewith. Whenever the Partnership would be permitted to adjust the Capital Accounts of the Partners pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, the Partnership may so adjust the Capital Accounts of the Partners. In the event that the Capital Accounts of the Partners are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c), and (iii) the amount of upward and/or downward adjustments to the book value of the Partnership property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Article 5. In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

     (b) In furtherance and not in limitation of the provisions of Section 5.1(a), the following adjustments shall be made to the Capital Accounts of the Partners if and to the extent required by the Treasury Regulations promulgated under Code Section 704(b):

     (i) Any Partner that is a disregarded entity for federal income tax purposes and is treated as the same taxpayer (or part of the same taxpayer) as any other Partner shall be treated as a single Partner. Except as otherwise required to comply with the requirements of Code Section 704(b), such Partners shall be treated as distinct and separate Partners for all other purposes of this Agreement.

    (ii) Any fees, expenses or other costs of the Partnership that are paid by the General Partner and that are required to be treated as capital contributions to the Partnership for purposes of Code Section 704(b) and the Treasury Regulations thereunder shall be added to the balance of the General Partner’s Capital Account. Any fees, costs or other expenses of a Partner (including the Company) that are paid by the Partnership and that are required to be treated as distributions for purposes of Code Section 704(b) and the Treasury Regulation thereunder, or where failure to treat such payment as a distribution would cause the Company to fail the REIT income tests of Code Section 856(c), shall be treated as a distribution to the appropriate Partner and the Partnership’s payment thereof shall not be treated as an item of deduction or loss. In cases where failure to treat payment of a Company expense as a distribution would cause the Company to fail the REIT income tests, the Company shall be obligated to refund the aggregate amount of such payments to the Partnership to the extent that such amount exceeds the cumulative net income of the Partnership. This Section 5.1(b)(ii), in conjunction with Section 5.2, is intended to prevent any payments by the General Partner or the Partnership from giving rise to a violation of Code Section 704(b) or, in the case of the Company, Code Section 856(c) while at the same time preserving to the extent possible the parties’ intended economic arrangement and shall be applied consistent with such intent.

     (c) The payment of the Reimbursement Amount shall not be treated as a distribution to the General Partner. The General Partner shall be deemed to have made an in-kind Capital Contribution of a portion of the equity interests in the Warehoused Properties in an agreed upon value equal to the product of the Reimbursement Amount and the General Partner’s Equity Interest Percentage (including its Equity Percentage Interest as a Partner). The remaining portion of the equity interests in the Warehoused Properties (with an agreed upon value equal to the product of the Reimbursement Amount and the Company’s Equity Interest Percentage (the “Residual Value”)) shall be deemed to have been (i) contributed by the AVB Stockholder to the Company as payment for REIT Shares in an amount equal to the product of the Residual Value and the AVB Stockholder’s percentage interest of the Company and (ii) purchased by the Company for cash in an amount equal to the difference between the Residual Value and the amount under clause (i). The Company shall then be deemed to have made an in-kind Capital Contribution to the Partnership in an amount equal to the sum of the amounts in (i) and (ii) of the preceding sentence.

     5.2 Allocation of Net Income and Net Loss. After application of Section 5.3, and subject to the other provisions of this Article 5, any remaining net income or net loss for the taxable year (or items of income or loss) shall be allocated among the Partners in such ratio or ratios as may be required to cause the balances of the Partners’ Economic Capital Accounts to be as nearly equal to their Target Balances as possible.

     5.3 Minimum Gain Chargebacks and Non-Recourse Deductions.

     (a) Notwithstanding any other provisions of this Agreement, in the event there is a net decrease in Partnership Minimum Gain during a taxable year, the Partners shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, the term “Partnership Minimum Gain” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(2), and any Partner’s share of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 5.3(a) is intended to comply with the minimum gain charge-back requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

     (b) Notwithstanding any other provision of this Agreement, non-recourse deductions shall be allocated to the Partners, pro rata, in proportion to their Equity Interest Percentages. “Non-recourse deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

     (c) Notwithstanding any other provisions of this Agreement, to the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, loss or deduction of the Partnership that are attributable to a nonrecourse debt of the Partnership that constitutes “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4) (including chargebacks of partner nonrecourse debt minimum gain, “Partner Nonrecourse Debt”) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). This Section 5.3(c) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse debt minimum gain chargeback requirements) and shall be interpreted and applied in a manner consistent therewith.

     (d) Notwithstanding any other provision of this Agreement, creditable foreign taxes shall be allocated to the Partners in accordance with the provisions of Treasury Regulations Section 1.704-1T(b)(4)(xi)(a). “Creditable foreign taxes” shall have the meaning set forth in Treasury Regulations Section 1.704-1T(b)(4)(xi)(b).

     5.4 Code Section 704(b) Compliance. The allocation provisions contained in this Article 5 are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.

     5.5 Elections. Any elections or other decisions relating to the allocations of Partnership items of income, gain, loss, deduction or credit shall be made by the General Partner in any manner that reasonably reflects the purpose and intent of this Agreement.

     5.6 Distributions.

     (a) Distributions of Net Cash Flow from Operations and Proceeds from Capital Transactions. Net cash flow from operations and all net proceeds from capital transactions, in each case in excess of working capital requirements (including reserves and any amounts used to repay indebtedness of the Partnership), shall be distributed to the Partners quarterly, or more frequently in the General Partner’s sole discretion. All such distributions and any other distribution by the Partnership shall be made in the following manner:

   (i)  First, subject to Section 5.6(c), to the Partners, pro rata, in proportion to their respective Equity Interest Percentages, until the aggregate amount distributed to the Partners pursuant to this Section 5.6(a)(i) equals the lesser of (x) Partners’ Return Account and (y) the Partners’ aggregate Capital Contributions;

   (ii) Second, to the Partners, pro rata, in proportion to their respective Equity Interest Percentages, until the aggregate amount distributed to the Partners pursuant to this Section 5.6(a)(ii) is equal to the Preferred Return of all Partners;

  (iii) Third, (A) eighty percent (80%) to the Partners, pro rata, in proportion to their respective Equity Interest Percentages, and (B) twenty percent (20%) to the General Partner until the aggregate amount distributed to the Limited Partners pursuant to Sections 5.6(a)(ii) and (iii) is equal to the Second Preferred Return of the Limited Partners;

  (iv) Fourth, (A) sixty percent (60%) to the Partners, pro rata, in proportion to their respective Equity Interest Percentages, and (B) forty percent (40%) to the General Partner until the aggregate amount distributed to the General Partner pursuant to Section 5.6(a)(iii)(B) and this Section 5.6(a)(iv)(B) for all periods is equal to twenty percent (20%) of the aggregate amount of distributions made to all Partners pursuant to Sections 5.6(a)(ii), (iii) and (iv); and

   (v) Thereafter, (A) eighty percent (80%) to the Partners, pro rata, in proportion to their respective Equity Interest Percentages, and (B) twenty percent (20%) to the General Partner.

Distributions to the General Partner under Section 5.6(a)(iii)(B), Section 5.6(a)(iv)(B) and Section 5.6(a)(v)(B) are referred to herein as “Incentive Distributions.”

     (b) Distributions in Kind. Except as permitted by this Section 5.6(b) and Section 3.2(h), the Partnership shall not make in-kind distributions.

     (i) Except as provided in Sections 5.6(b)(ii) and (iii), the Partnership may elect to make any distribution to a Partner hereunder, either wholly or partially, in securities for which a public market (National Exchange or Nasdaq National Market) exists and which may be traded by the Partners without restrictions. Securities distributed pursuant to this Section 5.6(b) shall be valued based on the average of the closing prices for such securities during the twenty (20) trading days prior to the date of distribution and adjusted, if appropriate, taking into account the amount of securities relative to the trading volume of securities of the same class, the existence or absence of a control position on the part of the Partnership with respect to the issuer of such securities, and any other factors that are customarily taken into account in determining whether the fair market value of securities of the same type is greater or less than market quotation. The Partnership may make other types of distributions in kind to Partners, including Incentive Distributions, only with the approval of Limited Partners holding a majority of the outstanding Equity Interest Percentages (excluding any AVB Affiliate for so long as the General Partner is an AVB Affiliate), except as provided in Section 5.6(b)(ii) and (iii).

     (ii) Notwithstanding the provisions of Section 5.6(b)(i), no in-kind distribution shall be made to an ERISA Partner unless: (A) notice is given to such ERISA Partner at least ten (10) business days prior to the in-kind distribution date; and (B) the ERISA Partner does not deliver to the General Partner, at least five (5) business days prior to such distribution date, an opinion of counsel, in form and substance reasonably satisfactory to the General Partner and signed by counsel reasonably satisfactory to the General Partner (which may include an opinion of a nationally recognized counsel or in-house counsel regularly employed by a Limited Partner with expertise in the subject matter of such opinion), stating that receiving or holding such property by the ERISA Partner would be materially likely to result in a violation of ERISA. In the event that such ERISA Partner provides the General Partner with such an opinion of counsel in a timely manner, such ERISA Partner (such Limited Partner to be referred to as the “Electing Limited Partner”) shall be entitled to receive instead such other securities, property or cash of the Partnership as the General Partner may determine in accordance with paragraph (iii) below.

   (iii) In the case of (ii) above, the Partnership may (1) retain the securities or other assets on behalf of the ERISA Partner, or (2) transfer the securities or other assets that would have been distributed to the ERISA Partner to a subsidiary of the Partnership and distribute the interests in such subsidiary to the ERISA Partner and the General Partner. In either case, the General Partner will act as temporary manager of the securities or other assets (the “Managed Assets”) for the exclusive benefit of the Electing Limited Partner without collecting a fee for such management services. In the case of (1) or (2) above, the following provisions shall apply:

     (A) The Partnership or subsidiary of the Partnership shall hold the Managed Assets as nominee for the benefit of, and on behalf of, the Electing Limited Partner. Subject to the following sentence, the General Partner shall use commercially reasonable efforts to effect the disposition of the Managed Assets. The General Partner shall have sole discretion with respect to the sale, exchange or disposition of the Managed Assets and shall have no fiduciary or other duty to the Partnership or the other Limited Partners in the exercise of such discretion. The Electing Limited Partner shall be liable for all taxes and other charges levied upon the Managed Assets and on any income or distributions thereon, and shall be liable for any and all costs incurred by the Partnership for the benefit of the Electing Limited Partner pursuant to this Section. The Electing Limited Partner shall have the benefit, and bear the risk, of all distributions of income, dividends, cash or other property on or relating to the Managed Assets , all losses with respect to the Managed Assets or any change in the character of the Managed Assets. The provisions of Sections 3.10, 3.11 and 3.12 shall be available with respect to the Managed Assets; provided, that any indemnification obligation arising under Section 3.12 with respect to the Managed Assets shall be borne solely by the Electing Limited Partner to the extent of the fair market value of all Managed Assets held by the Partnership or its subsidiary on behalf of the Electing Limited Partner and determined at the time that securities corresponding to such Managed Assets were originally distributed in-kind to the other Partners.

     (B) Upon any disposition of the Managed Assets for cash, the Partnership shall transfer to the Electing Limited Partner the proceeds of such disposition, less the amount of any expenses related to such disposition.

     (C) For all purposes under this Agreement, including for purposes of determining the Electing Limited Partner’s Capital Account, the Electing Limited Partner shall be treated as if it received the Managed Assets at the time that assets corresponding to such Managed Assets were originally distributed in-kind to the other Partners.

     (iv) To the extent that distributions under Section 5.6(b)(i) or (ii) would violate any law or regulation and such violation cannot be cured after commercially reasonable efforts are taken by the Electing Limited Partner, upon the determination of a manner in which such distributions would be permissible to the ERISA Partner, the General Partner shall have sole discretion to determine in which manner such distributions may be made.

     (c) Distributions in Proportion to Partner Contributions. With respect to any distributions occurring subsequent to the Election Date, distributions to Partners pursuant to Section 5.6(a)(i) shall be made in proportion to the Partners’ respective Capital Contributions and not in proportion to the Partners’ respective Equity Interest Percentages, provided that in no event shall the aggregate distributions to a Partner pursuant to Section 5.6(a)(i) exceed that Partner’s aggregate Capital Contributions.

     (d) Direction of Distribution Proceeds. All distributions made to a Partner pursuant to this Agreement shall, at the election of such Partner, be made via wire transfer pursuant to instructions provided by such Partner to the General Partner from time to time in writing, such instructions to be as initially set forth in such Partner’s Subscription Agreement.

     (e) Special Distribution to Limited Partners.

     (i) In the event that the General Partner would be entitled to receive an Incentive Distribution, the General Partner, in its sole discretion, may elect to distribute under Section 5.6(a) to the Limited Partners all or a portion of the Incentive Distributions.

     (ii) To the extent that an election under Section 5.6(e)(i) reduces the amount of an Incentive Distribution that the General Partner would otherwise receive, the General Partner in its discretion may cause one or more distributions otherwise payable to the Limited Partners under Section 5.6(a) to be distributed to the General Partner until the aggregate amount distributed to the General Partner in accordance with this Section 5.6(e)(ii) equals the aggregate amount of the reduction in distributions to the General Partner as a result of one or more elections under Section 5.6(e)(i).

     (iii) To the extent not recovered pursuant to Section 5.6(e)(ii), distributions pursuant to this Section 5.6(e) shall be treated for purposes of subsequently applying Section 5.6(a) first as distributions under Section 5.6(a)(i) to the extent of the amounts in Section 5.6(a)(i) to the date of determination and then as distributions under Section 5.6(a)(ii).

     5.7 No Deficit Restoration by General Partner. Except as otherwise provided in Section 11.6, the General Partner shall have no obligation to restore a deficit balance in its Capital Account upon liquidation of its interest in the Partnership or otherwise.

     5.8 No Deficit Restoration by Limited Partners. No Limited Partner shall have any obligation to restore a deficit balance in its Capital Account upon liquidation of its interest in the Partnership or otherwise.

     5.9 Right of Set-Off. No part of any distribution shall be paid pursuant this Article 5 to any Partner from which there is due and owing to the Partnership, at the time of such distribution, any amount required to be paid to the Partnership pursuant to Article 4. Any such withheld distribution shall be deemed to have been distributed to such Partner, shall be set off against such Partner’s obligation to the Partnership and shall reduce such Partner’s obligation to the Partnership accordingly.

   5.10 Withholding.

     (a) If the Partnership is required by law or regulation to withhold and pay to any taxing or other governmental authority any amount otherwise distributable to a Partner, the Partnership shall be entitled to withhold such amount and the amount so withheld shall for all purposes of this Agreement be treated as if distributed to such Partner.

     (b) In the event that the proceeds to the Partnership from an investment are reduced on account of taxes withheld at the source, and such taxes (or a portion thereof) are imposed on one or more, but not all, of the Partners in the Partnership, the amount of the reduction in the Partnership’s net proceeds shall be borne by and apportioned among the relevant Partners and treated as if it were paid by the Partnership as a withholding obligation with respect to such Partners in accordance with such apportionment.

6. Advisory Committee and Investment Committee

     6.1 Advisory Committee Membership. The Partnership shall have an advisory committee (the “Advisory Committee”) composed of members appointed pursuant to this Section 6.1. The number of members of the Advisory Committee and the designation of such members shall be determined by the General Partner, in its sole discretion, provided that such members shall be associated with Limited Partners or Stockholders, other than officers, directors, shareholders, employees or partners of the General Partner or an AVB Affiliate, that collectively represent (either directly through ownership of Equity Interests in the Partnership or indirectly through ownership of REIT Shares) a majority of the aggregate Capital Commitments (excluding the Capital Commitments of any AVB Affiliate so long as the General Partner is an AVB Affiliate). In the event of the resignation or death of a member of the Advisory Committee, the General Partner shall promptly designate a successor to such member in accordance with foregoing criteria.

     6.2 Advisory Committee Meetings and Expense Reimbursement. The General Partner shall convene meetings of the Advisory Committee in person or by telephonic meeting at such times as the General Partner determines, but in no event less than semi-annually. Written notice of the time and place of each such meeting of the Advisory Committee shall be given to the members of the Advisory Committee, if such meeting is to be held in person, at least two (2) weeks prior to the date of the meeting or, if such meeting is to be held by a telephonic meeting, at least twenty-four (24) hours prior to the time of the meeting. Notice of meetings may be waived, either before or after the meeting, by the unanimous consent of all of the members of the Advisory Committee. Advisory Committee members shall be entitled to reimbursement from the Partnership for their reasonable travel expenses and other reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Advisory Committee and any annual or special meetings of the Partnership, but shall not be entitled to any fees, remuneration or other reimbursements from the Partnership or any of the Partners. The Advisory Committee, upon the approval of at least seventy-five percent (75%) in number of its members, may retain independent legal counsel, accountants and such other advisors and consultants as it deems necessary in order to adequately perform its duties under this Agreement. The reasonable expenses and fees of such legal counsel, accountants, advisors and consultants shall be paid by the Partnership.

     6.3 Advisory Committee Authority. Except as otherwise specifically provided in this Agreement, the Advisory Committee shall have no control over management of the Partnership or its activities, shall not take part in the management of the Partnership, and shall not have any authority to bind the Partnership or the General Partner or to act for or on behalf of the Partnership. The Advisory Committee shall (i) select the Independent Appraiser pursuant to Section 8.6(d); (ii) approve any material contracts or agreements between the Partnership and AVB or any AVB Affiliate, except as expressly provided for in this Agreement, including, without limitation, pursuant to Sections 3.2(g), 3.2(j), 3.7(c), 3.8(b), 3.16 and 5.1(c); (iii) approve any change in the valuation policies of the Partnership after the date of this Agreement; (iv) approve any proposed settlements of litigation or disputes involving the Partnership or the Company where the amount of any such settlement exceeds $500,000; and (v) approve any amendments to this Agreement pursuant to the last sentence of Section 14.7. The Advisory Committee shall act as promptly as possible with respect to any request to approve any material contract or agreement, any change in the Partnership’s valuation policies or any proposed settlements pursuant to clauses (ii), (iii) and (iv) of the preceding sentence, respectively. The General Partner shall also notify the Advisory Committee of any Strategic Investments made by the General Partner or an AVB Affiliate and not involving the Partnership pursuant to Section 3.9(d). In its discretion, the General Partner may discuss such other matters with the Advisory Committee as the General Partner deems appropriate. No member of the Advisory Committee shall be deemed to have any fiduciary or other duties to any other Partner or to the Partnership in respect of the activities of the Advisory Committee.

     6.4 Quorum and Voting of Members of Advisory Committee. Each member of the Advisory Committee shall be entitled to one vote. A majority in number of the members of the Advisory Committee shall constitute a quorum for a meeting. Members of the Advisory Committee may attend meetings in person, by proxy approved by the General Partner, or by telephone conference call pursuant to which all meeting attendees can speak with all other meeting attendees. Unless otherwise provided in this Agreement, any approval or consent required to be given by the Advisory Committee shall be deemed to have been given upon the written consent of a majority of the total number of the members of the Advisory Committee or upon the approval of a majority of a quorum of the members of the Advisory Committee at a duly held meeting of the Advisory Committee.

     6.5 Investment Committee. The Partnership shall have an investment committee (the “Investment Committee”), composed of up to five (5) voting members and two (2) non-voting members appointed pursuant to this Section 6.5. The initial voting members of the Investment Committee shall be composed of the members of AVB’s senior management team, as follows: (i) Bryce Blair; (ii) Timothy J. Naughton; (iii) Thomas J. Sargeant; (iv) Samuel G. Fuller and (v) Leo S. Horey. The initial non-voting members of the Investment Committee shall be Kevin O’Shea and Lili Dunn. The approval of a majority of the voting members of the Investment Committee shall be required for all Strategic Investments and Interim Investments made by the Partnership. The non-voting members will review and, if appropriate, present, acquisition, disposition and redevelopment opportunities to the Investment Committee for its consideration. Each member of the Investment Committee shall serve until he or she resigns or is removed by the General Partner and any vacancy on the Investment Committee for any reason shall be filled by the General Partner or a designee of the General Partner. The members of the Investment Committee may adopt such procedures as they may deem appropriate to make decisions regarding investment of the Partnership’s capital, financings, ongoing management of the Partnership’s portfolio of Strategic Investments, dispositions of the Partnership’s assets and other Partnership business.

     6.6 Partnership Meetings. The Partnership shall hold an annual meeting (in the continental U.S.) of the Partners during each full Fiscal Year of the Partnership’s existence at which the General Partner will review and discuss the Partnership’s investment activities. The Partnership shall hold special meetings of the Partners upon the call of (a) the General Partner, or (b) (i) Limited Partners representing at least a majority of the aggregate Capital Commitments or (ii) Stockholders that hold in the aggregate REIT Shares representing an indirect economic interest in at least a majority of the aggregate Capital Commitments or (iii) a combination of Limited Partners and Stockholders collectively representing, either directly in the case of Limited Partners or indirectly through their holdings of REIT Shares in the case of Stockholders, at least a majority of the aggregate Capital Commitments, if such Limited Partners and/or such Stockholders give written notice to the General Partner that they wish to call a special meeting of the Partners for the purpose of exercising any right of the Limited Partners provided for in this Agreement. The General Partner shall notify each Limited Partner and each Stockholder of the time and place of each such annual or special meeting at least thirty (30) days prior to the date thereof. Each Stockholder shall be entitled to attend Partnership meetings.

7. Transfers of Limited Partnership Interests

     7.1 Assignability of Interests. Subject to the limitations set forth in this Section 7.1, except as specifically provided by this Agreement, the Equity Interest in the Partnership of a Limited Partner may not be directly or indirectly assigned without the written consent of the General Partner, which consent may be withheld in its sole and absolute discretion; provided that the consent of the General Partner shall not be required to effect any assignment to the successor trustee or successor investment manager of an ERISA Partner. No Limited Partner shall be entitled to assign its Equity Interest in the Partnership without providing to the General Partner such evidence as it may reasonably require, including an opinion of a nationally recognized counsel or in-house counsel regularly employed by a Limited Partner, such counsel having expertise in the subject matter of such opinion, if so required, that the assignment or transfer will not:

     (a) violate the registration provisions of the Securities Act, or the securities laws of any applicable jurisdiction;

     (b) cause the Partnership not to be entitled to any exemption from the definition of an “investment company” pursuant to Section 3 of the Investment Company Act, and the rules and regulations of the Securities and Exchange Commission thereunder;

     (c) result in the termination of the Partnership under the Internal Revenue Code (unless such requirement is waived by the General Partner);

     (d) cause the Partnership to fail to satisfy the requirements of any otherwise applicable safe harbor from treatment as a publicly traded partnership under Treasury Regulations Section 1.7704-1;

     (e) result in the assets of the Partnership or the actions of the General Partner being subject to Part 4 of Subtitle B of Title I of ERISA;

     (f) cause the Partnership or any Partner to be in violation of any law, contract or other obligation legally binding upon any of them or otherwise suffer any material adverse consequence; or

     (g) cause the Company to receive or accrue any amounts described in Code Section 856(d)(2)(B) or otherwise jeopardize the Company’s status as a REIT.

In addition, no assignment of a Partner’s Equity Interest, other than pursuant to Section 4.2, shall be permitted if at the time of such assignment, the assigning Limited Partner is in default in its obligations under this Agreement. No assignment of a Partner’s Equity Interest shall be binding upon the Partnership until the General Partner receives an executed copy of all documents effecting such assignment, which shall be in form and substance satisfactory to the General Partner, and until such assignment is approved by the General Partner pursuant to this Section 7.1. Notwithstanding the assignment of all or any portion of a Partner’s Equity Interest in the Partnership, (i), unless otherwise agreed by the General Partner, in its sole discretion, the assignor shall continue to be liable with respect to its Capital Commitment relating to the interest assigned, and (ii) the assignment of an Equity Interest in the Partnership shall not entitle the assignee to be admitted as a substitute Limited Partner other than pursuant to Section 7.2.

     7.2 Substitute Limited Partners. A person that acquires an Equity Interest in the Partnership by assignment from a Limited Partner in accordance with the provisions of Section 7.1 may only be admitted to the Partnership as a substitute Limited Partner with the consent of the General Partner, which may be withheld in its sole and absolute discretion; provided that the consent of the General Partner shall not be required to effect the substitution of an assignee that is a successor trustee or successor investment manager of an ERISA Partner. The admission of an assignee as a substitute Limited Partner shall in all events be conditioned upon the assignee’s written assumption, in form and substance satisfactory to the General Partner, of all obligations of the assigning Limited Partner and execution of an instrument satisfactory to the General Partner whereby such assignee becomes a party to this Agreement as a Limited Partner. Upon the admission of an assignee as a substitute Limited Partner, the assignor shall cease to be liable with respect to its Capital Commitment relating to the Equity Interest in the Partnership assigned.

     7.3 Obligations of Assignee. Any assignee of the Equity Interest of a Limited Partner in the Partnership, irrespective of whether such assignee has accepted and adopted in writing the terms and provisions of this Agreement or been admitted as a substituted Limited Partner, shall be deemed by the acceptance of such assignment to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its assignor, and to have assumed the assignor’s Capital Commitment obligation pursuant to Section 4.1 with respect to the Equity Interest in the Partnership assigned.

     7.4 Allocation of Distributions Between Assignor and Assignee. Upon the assignment of an Equity Interest in the Partnership pursuant to this Article 7, distributions pursuant to Article 5 shall be made to the Person owning the Equity Interest in the Partnership at the date of distribution, unless the assignor and assignee otherwise agree and direct the General Partner in a written statement signed by both.

     7.5 Assignment by Removed or Withdrawn General Partner. Notwithstanding any provision herein to the contrary, in the event that the General Partner shall be Removed or Withdraws as a general partner in accordance with Article 8 of this Agreement and the General Partner retains an Equity Interest as a Limited Partner subsequent to such Removal or Withdrawal pursuant to Section 8.7, then the Removed or Withdrawn General Partner shall be entitled to assign its Equity Interest without obtaining the prior consent or approval of the then serving General Partner or any of the Limited Partners.

8. Transfer of Partnership Interest by General Partner; Withdrawal

     8.1 Assignability of Interest. Without the consent of the Limited Partners representing a Voting Interest of the Limited Partners of at least sixty-six and two-thirds percent (66-2/3%), excluding from the vote any Limited Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate, except to the extent provided in Section 4.1(d), and as described below in this Section 8.1, neither the General Partner nor any AVB Affiliate may transfer its interest in the Partnership to any Person other than an AVB Affiliate if such transfer could result in AVB and the AVB Affiliates having aggregate Capital Commitments less than the lesser of (i) twenty percent (20%) of the aggregate Capital Commitments (including, for this purpose, any commitments to acquire REIT Shares) and (ii) fifty million dollars ($50,000,000). Any assignment of the General Partner’s or the AVB Affiliate’s interest which requires consent pursuant to this Section 8.1 shall only become effective upon (i) the execution by the General Partner or the AVB Affiliate of a written assignment, the execution by the successor of this Agreement, and the written assumption by the successor of the obligations of the General Partner hereunder (in the case of an assignment of the interest of the General Partner hereunder), (ii) the receipt by the Partnership of an opinion of counsel that such assignment and assumption will not violate the registration provisions of the Securities Act, or the securities laws of any applicable jurisdiction, or cause the Partnership not to be entitled to any exemption from the definition of an “investment company” pursuant to Section 3 of the Investment Company Act, and (iii) delivery of notice of such assignment to the Limited Partners. In the event of an assignment of the interest of the General Partner, the successor shall become the General Partner hereunder, and the predecessor and successor General Partner shall cause the execution of any necessary papers including, without limitation, an amendment to the Certificate to record the substitution of the successor as General Partner. In addition to the foregoing, and subject to the following sentence below, without the consent of the Limited Partners representing a Voting Interest of the Limited Partners in excess of fifty percent (50%) (excluding from the vote any Limited Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate), AVB, or any successor to all or substantially all of its assets, shall continue to control the General Partner and to own, together with the other AVB Affiliates, at least fifty percent (50%) of the equity interests of the General Partner. Notwithstanding the foregoing, (x) the General Partner or any AVB Affiliate may transfer its interests in the Partnership and (y) AVB, or its successor, may cease to control the General Partner and to own, together with other AVB Affiliates, at least fifty percent (50%) of the equity interests in the General Partner, in either case without the prior consent of the Limited Partners, as a result of or in connection with a Change of Control of AVB.

     8.2 Voluntary Withdrawal. Except as a result of or in connection with a Change of Control of AVB, the General Partner shall not effect a voluntary withdrawal (a “Voluntary Withdrawal”) as a General Partner from the Partnership until such time as a new General Partner shall have been selected who, (i) shall have stated a willingness to be admitted, and (ii) shall have received the specific written consent of Limited Partners representing a Voting Interest of the Limited Partners of at least sixty-six and two-thirds percent (66-2/3%), excluding from such vote, any Limited Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate.

     8.3 Involuntary Withdrawal. The General Partner shall be deemed to have involuntarily withdrawn (an “Involuntarily Withdrawal”) as a General Partner from the Partnership upon the occurrence of any of the following events: (i) in the case of a corporate General Partner, the revocation of its charter, other than by voluntary act of its stockholders, (ii) in the case of a General Partner which is a partnership, the death, dissolution (other than by voluntary act of its partners) or bankruptcy of all the general partners of such partnership, (iii) the making of an assignment for the benefit of creditors, the filing of a voluntary petition in bankruptcy, or an adjudication of bankruptcy, or (iv) any other event which constitutes an event of withdrawal under the Act.

     8.4 Removal of General Partner.

     (a) For Cause Removal. The General Partner may be removed (a “Removal”) by the Limited Partners representing a Voting Interest of the Limited Partners in excess of fifty percent (50%), excluding from the vote any Limited Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate, in the event of any actions or omissions by it or any AVB Affiliate in connection with performing their duties under this Agreement that have a material adverse effect on the Partnership and constitute fraud, willful misconduct or gross negligence. At least ninety (90) days prior to the date of any such written consent or vote to remove, the Limited Partners or Stockholders (who directly or indirectly control the Voting Interest that is required to remove the General Partner in accordance with the preceding sentence) seeking to remove the General Partner shall give the General Partner written notice of their intention to seek such Removal (a “For Cause Removal Notice”). Such notice shall specify the alleged fraud, willful misconduct or gross negligence constituting the basis for such Removal. Within said 90-day period, the General Partner shall have the right to call a meeting of the Partners in accordance with Section 6.6. At such meeting, the General Partner shall have the opportunity to rebut any allegations against it. In addition to the foregoing, the General Partner may challenge the basis for its Removal by any other means. Notwithstanding any other provision of this Agreement, in the event that the General Partner elects to initiate legal proceedings to challenge the basis for its Removal, the party who is successful on the merits of the disputed matter shall be entitled to reimbursement from the other parties of all reasonable attorneys’ fees and expenses incurred by it in connection with such dispute. In the event that the General Partner has received a For Cause Removal Notice, the restrictions on Contribution Calls set forth in Section 4.1(a) applicable to the period after the Investment Period shall apply until the earlier of (x) ninety (90) days after the date of the For Cause Removal Notice and (y) the date on which the Limited Partners vote on whether to Remove the General Partner as set forth in the For Cause Removal Notice, provided that if the requisite percentage of the Limited Partners vote in favor of Removing the General Partner in accordance with the provisions of this Section 8.4(a), such restrictions on Contribution Calls shall continue to apply until such Removal is effected.

     (b) No-Fault Removal. The General Partner also may be Removed at any time without cause by the Limited Partners representing a Voting Interest of the Limited Partners in excess of fifty percent (50%), excluding from the vote any Limited Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate. At least sixty (60) days prior to the date of any such written consent or vote to remove, the Limited Partners or Stockholders seeking to remove the General Partner shall give the General Partner written notice of their intention to effect such Removal (a “No-Fault Removal Notice”). Such notice shall provide an explanation of the reasons for such Removal. Within said sixty (60) day period, the General Partner shall have the right to call a meeting of the Partners in accordance with Section 6.6, or otherwise contact some or all of the Partners to discuss such Removal and the reasons therefor. The Removal of the General Partner pursuant to this Section 8.4(b) shall be effective sixty (60) days after the date on which the required percentage vote of the Limited Partners has been obtained.

     8.5 Payment of Expenses to General Partner Upon Withdrawal. Without in any way limiting the provisions of Section 8.6 below, upon the assignment of all of the General Partner’s interest, a Voluntary Withdrawal or an Involuntary Withdrawal (collectively, a “Withdrawal”) or Removal of the General Partner, the Withdrawn or Removed General Partner or its estate or legal representatives shall be entitled to receive from the Partnership any reimbursements of expenses due and owing to it by the Partnership. The right of the General Partner, its estate or legal representatives to payment of said amounts shall be subject to any claim for damages which the Partnership or any Partner may have against such General Partner, its estate or legal representatives if such Withdrawal is in contravention of this Agreement.

     8.6 General Partner’s Interest upon Removal or Withdrawal.

     (a) In the event that the General Partner shall be Removed in accordance with Section 8.4(a) hereof or Withdraws as a general partner of the Partnership in accordance with Section 8.3 hereof, in addition to the reimbursement of expense pursuant to Section 8.5, the General Partner shall be entitled to payment of the Management Fees, the Redevelopment Fees and the Development Fees, in each case computed through the date on which the General Partner is Removed or Withdraws, provided, however, that the General Partner’s entitlement to the Carried Interest (as defined below) provided hereby shall terminate on the date on which the General Partner is Removed.

     (b) In the event that the General Partner shall be Removed in accordance with Section 8.4(b) hereof or shall Withdraw in accordance with Section 8.2 hereof, in addition to the reimbursement of expenses pursuant to Section 8.5, and the rights pursuant to Section 8.6(d), the Partnership shall distribute to such Removed General Partner or Withdrawn General Partner an amount equal to the sum of (i) the General Partner’s Estimated Value Capital Account as of the date of such Removal or Withdrawal (including that portion representing the Equity Interest held by the General Partner) plus (ii) the amount of the Management Fees, the Redevelopment Fees and the Development Fees, in each case computed through the date on which the General Partner is Removed or Withdraws plus (iii) an amount equal to nine (9) months of Management Fees calculated at the rate applicable to the Management Fees in effect immediately prior to the date of such Removal, provided, however, that the amount described in clause (iii) of this sentence shall not be paid in the event that the General Partner Withdraws pursuant to Section 8.2. The amount described in clause (iii) of the preceding sentence shall be treated as a guaranteed payment within the meaning of Code Section 707(c). If, at the time of such Removal, the Partnership does not have sufficient cash available to pay in full the distribution required under this Section 8.6(b), such distribution shall be made as soon as cash becomes available thereafter (and, in any event, prior to any distributions to other Partners), and any unpaid balance shall be evidenced by a promissory note and shall accrue interest, from the date of such Removal until paid, at the then-current prime rate as published in the Wall Street Journal plus one percent (1%), per annum. Any such interest shall be treated as a guaranteed payment within the meaning of Code Section 707(c).

     (c) For purposes of this Section 8.6, the General Partner’s “Carried Interest” shall be its entitlement to the Incentive Distributions.

     (d) In the event that the General Partner shall be Removed in accordance with Section 8.4(b) hereof, the General Partner shall have the right, but not the obligation, (the “Purchase Option”) to purchase, either directly or indirectly through an AVB Affiliate, any one of the multi-family apartment communities or other real estate assets held by the Partnership at the time of such Removal. The price for such Strategic Investment to be acquired by the General Partner shall be determined by an Appraisal of the applicable Strategic Investment conducted by an Independent Appraiser selected by the Advisory Committee. The General Partner shall notify the Partnership within a reasonable period of time of such Removal whether it intends to exercise the Purchase Option, and if so, the identity of the real estate asset selected by the General Partner and the anticipated date of acquisition, which date shall be promptly after delivering such notice. Prior to the receipt of such notice by the Partnership, the Purchase Option shall not be deemed to impair the Partnership’s rights or title with respect to any of its real estate assets. Upon the receipt of such notice by the Partnership, (i) the Purchase Option shall not be deemed to impair the Partnership’s rights or title with respect to any of its real estate assets other than the real estate asset selected by the General Partner, and (ii) the Partnership shall not sell, offer to sell, borrow against, pledge or otherwise encumber the real estate asset selected by the General Partner.

     (e) In the event that the General Partner shall be Removed pursuant to Section 8.4(a), the General Partner shall return Incentive Distributions to the Partnership as calculated in accordance with Section 11.6 at the time of such Removal based on a hypothetical liquidation of the Partnership following a hypothetical sale of all of the assets of the Partnership at prices equal to their most recent valuations and the distribution of the proceeds thereof to the Partners pursuant to this Agreement (after the hypothetical payment of all actual Partnership indebtedness, and any other liabilities related to the Partnership’s assets, limited, in the case of non-recourse liabilities, to the collateral securing or otherwise available to the lender to satisfy such liabilities). In the event that the General Partner shall be Removed in accordance with Section 8.4(b), the General Partner shall not be required to return any Incentive Distributions to the Partnership and all obligations of the General Partner under Section 11.6 shall be discharged at the time of such Removal.

     8.7 Further Consequences of Removal or Withdrawal.

     (a) If the Partnership does not terminate as provided in Section 8.8 hereof, then in the event of the Removal or Withdrawal of the General Partner as a general partner of the Partnership, the former General Partner shall, to the extent of any remaining interest in the Partnership, become a Limited Partner of the Partnership as of the effective date of its Withdrawal or Removal. Thereafter, except as otherwise provided in this Article 8, the former General Partner shall be treated as a Limited Partner for all purposes of this Agreement. Upon becoming a Limited Partner, the former General Partner’s Capital Account and Commitment shall initially be the same as they were on the effective date of its Withdrawal or Removal (after giving effect to any adjustment required under or as a result of Section 8.6). The General Partner shall also retain any interest as a Stockholder of the Company as of the effective date of any Removal or Withdrawal.

     (b) After Withdrawal or Removal of a General Partner, the Withdrawn or Removed General Partner or its estate or legal representatives shall remain liable for all obligations and liabilities incurred by it while a General Partner and for which it was liable as a General Partner, but shall be free of any obligation or liability incurred on account of or arising from the activities of the Partnership from and after the time such Withdrawal or Removal shall have become effective.

     (c) If a court of competent jurisdiction determines that the Partnership has suffered any loss, damage or liability in consequence of the conduct that formed the basis for the General Partner’s Removal under Section 8.4(a), the amount of any distributions to the former General Partner, in its capacity as the general partner pursuant to Sections 5.6(a) or Section 8.6 shall be reduced by the value of such loss, damage or liability (as determined by the court) to the extent not otherwise paid by the former General Partner.

     8.8 Continuation of Partnership Business. If, following the Withdrawal or Removal of a General Partner, there is no remaining General Partner, any Limited Partner may notify the other Limited Partners of such circumstances. Any Limited Partner may then propose for admission a substitute General Partner. A substitute General Partner proposed pursuant to this Section 8.8 shall, with the specific written consent of Limited Partners representing a Voting Interest of the Limited Partners of at least sixty-six and two-thirds percent (66-2/3%), excluding from the vote any Limited Partner that is an AVB Affiliate, become a substitute General Partner as of the date of Withdrawal or Removal of the former General Partner, upon his or its execution of this Agreement and shall thereupon continue the Partnership business. If no substitute General Partner has received such consent of the Limited Partners and executed this Agreement within ninety (90) days from the date of the General Partner’s Withdrawal or Removal, then the Partnership shall thereupon terminate and dissolve in accordance with Article 10 hereof.

9. Rights and Obligations of the Limited Partners

     9.1 Limited Liability. A Limited Partner that receives the return of any part of its Capital Contribution shall be liable to the Partnership for the amount of its Capital Contribution so returned to the extent, and only to the extent, provided by the Act except as may otherwise be provided in Section 4.4(b)(ii). Except as provided in Sections 4.1 and 4.4 or the Act, the Limited Partners shall not otherwise be liable to the Partnership for the repayment, satisfaction, or discharge of the Partnership’s debts, liabilities, and obligations. Except as provided in Sections 4.2 or 4.4 with respect to the payment of interest upon failure to pay when due any installment of a Capital Commitment and the payment of Catch-up Interest, respectively, no Limited Partner shall have any obligation to contribute money in excess of such Limited Partner’s Capital Commitment. No Limited Partner shall be personally liable to any third party for any liability or other obligation of the Partnership.

     9.2 Authority of Limited Partners. The Limited Partners shall not participate in or have any control over the management of the Partnership or its business and affairs and shall not have any power or authority to act for or bind the Partnership.

     9.3 Confidentiality.

     (a) All information (including, without limitation, processes, plans, data, reports, drawings, documents, business secrets, financial information or information of any other kind) received by any Limited Partner pursuant to the terms of this Agreement (“Confidential Information”) shall be received and maintained in confidence by such Limited Partner.

     (b) Confidential Information may be used by Limited Partners only for the purpose of monitoring their investments in the Partnership. The Limited Partners agree that they will not use any Confidential Information for any other purpose, including, without limitation, use in conducting or furthering their own business or that of any affiliates or any competing business.

     (c) The obligations of limited use and nondisclosure contained in this Section 9.3 will not (i) restrict the disclosure of Confidential Information to a Limited Partner’s attorneys, tax advisors, accountants or other professional advisors or consultants (so long as such Persons are under an obligation of confidentiality consistent with the terms of this Section 9.3), (ii) restrict the disclosure of Confidential Information to the extent required by law or legal process or to the extent permitted with the prior written consent of the General Partner or (iii) apply to information that (w) was publicly known or otherwise known to a Limited Partner prior to the time of such disclosure, (x) subsequently becomes publicly known through no act or omission by a Limited Partner or any person acting on a Limited Partner’s behalf, (y) otherwise becomes known to a Limited Partner without breach of this Agreement other than through disclosure by the Partnership or (z) constitutes financial statements delivered to a Limited Partner under Section 12 that are otherwise publicly available.

     (d) Stockholders shall have the same rights and obligations as a Limited Partner with respect to Confidential Information. Therefore, for purposes of this Section 9.3, the term “Limited Partner” shall be deemed to include Stockholders.

     (e) The obligations of confidentiality provided for in this Section 9.3 shall not apply to the tax treatment and tax structure of the Partnership, the Company, a Partner’s interests in the Partnership or a Stockholder’s interests in the Company, which may be disclosed; provided, however, that this authorization to disclose the tax treatment and tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws.

     9.4 Preservation of REIT Status. The Limited Partners shall cooperate with the General Partner to accommodate any requested changes to this Agreement that are reasonably necessary or desirable for the Company to maintain its status as a REIT as long as such changes do not have a material adverse economic or tax impact on the Limited Partners or a material adverse impact on the rights of the Limited Partners under this Agreement.

     9.5 Special Rights of the Company. To facilitate the Company’s input with respect to the management of the business of the Partnership, at all times the Company shall have the following management rights:

     (i) the right to discuss, and provide advice with respect to, the business operations, properties and financial and other conditions of the Partnership with the Partnership’s officers and employees and the right to consult with and advise the Partnership’s management on matters affecting the business and affairs of the Partnership;

     (ii) the right to submit business proposals or suggestions to the Partnership’s management from time to time with the requirement that one or more members of the Partnership’s management discuss such proposals or suggestions with the Company within a reasonable period after such submission and the right to call a meeting with the Partnership’s management in order to discuss such proposals or suggestions; and

     (iii) the right (a) upon reasonable notice and accompanied by the General Partner, to visit the Partnership’s business premises and other properties during normal business hours, (b) to receive financial statements, operating reports, budgets or other financial reports of the Partnership on a regular basis describing the Partnership’s financial performance, material developments or events, significant proposals and other material aspects of the Partnership’s business and operations, (c) to examine the books and records of the Partnership, and (d) to request such other information at reasonable times and intervals in light of the Partnership’s normal business operations concerning the general status of the Partnership’s business, financial condition and operations.

The rights set forth in this Section 9.5 shall be in addition to all other rights that the Company has under this Agreement. The Company’s exercise of its rights under this Section 9.5 shall not be deemed to be participation in or control of the management of the Partnership for purposes of determining whether the Company is acting as a general partner of the Partnership under the Act.

10. Duration and Termination of the Partnership

     10.1 Duration. Except as provided in Section 8.8, the duration of the Partnership shall continue until the eighth anniversary of the Final Closing Date, provided, however, that the General Partner, after consultation with the Advisory Committee, may, in its sole discretion, elect to extend the Partnership’s term for an additional year, and provided, further, that the term of the Partnership may be subsequently further extended for an additional year upon the approval of (i) the General Partner and (ii) the Limited Partners representing a Voting Interest of the Limited Partners in excess of fifty percent (50%), excluding from the vote any Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate. If so extended, the duration of the Partnership shall continue until the ninth or tenth anniversary of the Final Closing Date, as applicable.

     10.2 Bankruptcy of Limited Partner. The bankruptcy, insolvency, dissolution, or liquidation of, or the making of an assignment for the benefit of creditors by, or any other act or circumstance with respect to, a Limited Partner shall not cause the dissolution or termination of the Partnership.

     10.3 Termination. The Partnership shall terminate and commence dissolution ninety (90) days from the earlier of (i) the date of the Withdrawal or Removal of a General Partner, unless the remaining General Partner or Partners or a substitute General Partner elect to continue the Partnership in accordance with Section 8.8, in which event the Partnership shall not terminate or dissolve, but shall continue as though no such Withdrawal or Removal had occurred; (ii) the expiration of the duration of the Partnership as provided in Section 10.1; (iii) upon the vote of the General Partner and Limited Partners representing a Voting Interest of the Limited Partners of at least sixty-six and two-thirds percent (66-2/3%), excluding from the vote any Limited Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate; or (iv) at the election of the General Partner, any time after the first date following the Investment Period on which the Partnership no longer, directly or indirectly, owns any Strategic Investments.

11. Liquidation of the Partnership

     11.1 General. Upon the termination and/or commencement of the dissolution of the Partnership, the Partnership shall be liquidated in accordance with this Article and the Act. The termination, dissolution and liquidation shall be conducted and supervised by the General Partner or, if there is no remaining General Partner and no substitute General Partner has been appointed following the Withdrawal or Removal of a General Partner, by a Person who shall be designated for such purpose by Limited Partners which have made a majority of the aggregate Capital Contributions made by all of the Limited Partners, excluding from the vote any Limited Partner that is an AVB Affiliate (the General Partner or such trustee or other Person, as applicable, being referred to in this Article 11 as the “Liquidating Agent”). The Liquidating Agent shall have all of the rights, powers, and authority with respect to the assets and liabilities of the Partnership in connection with the liquidation, dissolution and termination of the Partnership that the General Partner has with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation of the Partnership and the transfer of any assets or liabilities of the Partnership. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and such authority and power to execute documents and, in connection therewith, to fix the reasonable compensation of each such Person, which compensation shall be charged as an expense of liquidation.

     The Liquidating Agent shall liquidate the Partnership as promptly as shall be practicable after termination, consistent with the preservation of capital. Without limiting the rights, powers, and authority of the Liquidating Agent as provided in this Section 11.1, any Partnership asset that the Liquidating Agent may sell shall be sold at such price and on such terms as the Liquidating Agent may, in its sole discretion, deem appropriate. Subject to Section 5.6(b)(ii), the Liquidating Agent may, if it so determines, distribute restricted securities and other assets of the Partnership in-kind to the Partners.

     Notwithstanding any other provision of this Agreement, in the event that the Company adopts a plan of liquidation pursuant to Section 8.3 of the Charter, then the Partnership shall commence the liquidation of its assets at the same time as the Company commences liquidation of its assets pursuant to such plan.

     11.2 Priority on Liquidation; Distributions. The proceeds of liquidation shall be applied in the following order of priority:

     (a) To pay the costs and expenses of the dissolution and liquidation;

     (b) To pay matured debts and liabilities of the Partnership to all creditors of the Partnership (including, without limitation, any liability to any Partner);

     (c) To establish any reserves which the Liquidating Agent may deem necessary or advisable for any contingent or unmatured liability of the Partnership to all Persons who are not Partners;

     (d) To pay any outstanding balances of promissory notes payable to a Removed General Partner pursuant to Section 8.6(b);

     (e) To establish any reserves which the Liquidating Agent may deem necessary or advisable for any contingent or unmatured liability of the Partnership to Partners; and

     (f) The balance, if any, to the Partners in accordance with Section 5.6(a).

   11.3 Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation. The Liquidating Agent shall, however, if possible consistent with the preceding sentence, dispose of Partnership assets and effect distributions to the Partners within one hundred eighty (180) days after the date of termination of the Partnership.

   11.4 Source of Distributions. Subject to Section 11.6, the General Partner shall not be liable out of its own assets for the return of the Capital Contributions of the Limited Partners, it being expressly understood that any such return shall be made solely from the Partnership’s assets.

   11.5 Statements on Termination. Each Partner shall be furnished with a statement prepared by the Partnership’s accountant, which shall set forth the assets and liabilities of the Partnership as at the date of complete liquidation, and each Partner’s share thereof. Upon consummation of the liquidation of the Partnership set forth in Article 11 hereof, the Limited Partners shall cease to be such, and the Liquidating Agent shall execute, acknowledge, and cause to be filed a certificate of cancellation of the Partnership.

     11.6 Return of Incentive Distributions. If upon liquidation of the Partnership, the aggregate Incentive Distributions received by the General Partner (net of any distributions previously returned by the General Partner) represent more than twenty percent (20%) of the aggregate distributions in excess of the aggregate Capital Contributions, then the General Partner shall repay such excess to the Partnership, and the Partnership shall distribute such amount to the Partners in accordance with their Equity Interest Percentages. If following such payment the Partners have not received the full Preferred Return (calculated through the date of liquidation), then the General Partner shall return such additional Incentive Distributions as necessary so that the Partners receive the full Preferred Return, and the Partnership shall pay such amount to the Partners in accordance with their Equity Interest Percentages. Notwithstanding the foregoing, in no event shall the aggregate amount payable by the General Partner to the Partnership pursuant to this Section 11.6 exceed the aggregate Incentive Distributions received by the General Partner. For so long as the General Partner is an AVB Affiliate, AVB shall guarantee the obligations of the General Partner to make the payments required by this Section 11.6 as and to the extent provided in the form of guaranty attached hereto as Exhibit A.

12. Books; Accounting; Tax Elections; Reports

     12.1 Books and Accounts. Complete and accurate books and accounts shall be kept and maintained for the Partnership at its principal place of business. Such books and accounts shall be kept in accordance with generally accepted accounting principles consistently applied, the provisions of Section 5.1 and on such other basis, if any, as the General Partner determines is necessary to properly reflect the operations of the Partnership. Each Partner and each Stockholder or its duly authorized representative, at its own expense, shall at all reasonable times have access to, and may inspect and make copies of, such books and accounts and any other records of the Partnership for reasons reasonably related to such Partner’s or such Stockholder’s interest in the Partnership, upon reasonable prior written notice to the General Partner, subject to the General Partner’s right to keep information confidential pursuant to and in accordance with Section 17-305(b) of the Act.

     All funds received by the Partnership other than those invested in Interim or Strategic Investments shall be deposited in the name of the Partnership in such bank account or accounts, and all securities owned by the Partnership may be deposited with such custodian, as the General Partner may designate from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Partnership as the General Partner may designate from time to time.

     12.2 Records Available. The General Partner shall maintain at the Partnership’s principal office the following documents: (i) a current list of the full name and last known business address of each Partner, (ii) a copy of the Certificate of Limited Partnership and all amendments thereto, (iii) copies of the Partnership’s federal, state and local income tax returns and of any financial statements and accounting records of the Partnership during the term of the Partnership, as determined pursuant to Section 10.1 hereof, and for five (5) years thereafter, and (iv) copies of this Agreement and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership, or any such amendment has been executed. Such documents and all other Partnership documents are subject to inspection and copying at the reasonable request and at the expense of any Partner or any Stockholder during ordinary business hours upon reasonable prior notice to the General Partner. Except to the extent requested by a Limited Partner, the General Partner shall have no obligation to deliver or mail a copy of the Partnership’s Certificate of Limited Partnership or any amendment thereto to the Limited Partners. The General Partner shall have the right to preserve all records and accounts in original form or on microfilm, magnetic tape, or any other process or form that the General Partner reasonably determines is appropriate to preserve such records and accounts.

     12.3 Annual Financial Statements and Valuation. The Partnership shall engage a nationally recognized accounting firm to act as the accountant for the Partnership. Within ninety (90) days after the end of each Fiscal Year, the General Partner, at Partnership expense, shall prepare and mail to each Limited Partner and to each former Partner who withdrew during such Fiscal Year (or to such former Partner’s legal representative, as applicable) (i) a summary description of each acquisition or disposition by the Partnership during the previous Fiscal Year, including any transactions with any AVB Affiliate, and (ii) a statement of all distributions made to such Partner during the previous fiscal quarter and the previous Fiscal Year and such Partner’s Capital Account balance and the Return Account balance as of the end of the immediately preceding Fiscal Year. The General Partner shall also furnish to the Limited Partners (x) a balance sheet of the Partnership as of the end of the Fiscal Year and statements of operations, Partners’ Equity and cash flow for such Fiscal Year, prepared in accordance with generally accepted accounting principles, together with the auditors’ report thereon indicating that the audit was performed in accordance with generally accepted auditing standards and (y) current value financial statement of the Partnership as of the end of the Fiscal Year. The financial statements described in clause (y) of the preceding sentence will be prepared in accordance with procedures established by the General Partner and shall be certified by the General Partner as having been prepared in accordance with such procedures.

     12.4 Quarterly Financial Statements. Within sixty (60) days after the end of each of the first three calendar quarters of each Fiscal Year, the General Partner shall mail to each Partner unaudited current value financial statements of the Partnership as at such quarter-end, prepared in accordance with procedures established by the General Partner. At the same time the General Partner shall also provide the Partners with a detailed report of the Partnership’s business and activities during such quarter, including a statement of Capital Accounts and remaining Capital Commitments, a summary of investments and dispositions made during such quarter and a summary of any transaction with any AVB Affiliate during such quarter.

     12.5 Reliance on Accountants. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner, to the extent consistent with the terms of this Agreement, in accordance with generally accepted accounting principles and procedures applied in a consistent manner. The General Partner may rely upon the advice of the Partnership’s accountants as to whether such decisions are in accordance with generally accepted accounting principles.

     12.6 Tax Matters Partner; Filing of Returns.

     (a)   The General Partner shall be the “tax matters partner” of the Partnership and shall, at the Partnership’s expense, use commercially reasonable efforts to cause to be prepared and timely filed after the end of each Fiscal Year of the Partnership all Federal and state income tax returns required of the Partnership for such Fiscal Year. The Partnership shall make such elections pursuant to the provisions of the Internal Revenue Code as the General Partner, in its sole discretion, deems appropriate.

     (b)  The Partnership shall use commercially reasonable efforts to deliver to each Partner a Form K-1 by August 1st of each year (or the 1st day of the 8th month following the close of the Fiscal Year if the Fiscal Year is not the calendar year).

     12.7 Fiscal Year. The fiscal year (the “Fiscal Year”) of the Partnership shall be the period ending on December 31 of each year, or such other period as the General Partner may designate as the Fiscal Year of the Partnership, consistent with the requirements of the Code.

13. Power of Attorney

     13.1 General. Each Limited Partner irrevocably constitutes and appoints each officer and director of the General Partner and each Liquidating Agent the true and lawful attorney-in-fact of such Limited Partner to execute, acknowledge, swear to and file (i) any certificate or other instrument which may be required to be filed by the Partnership under the laws of any jurisdiction in which the Partnership does business, or which the General Partner shall deem advisable to file, so long as no such certificate or instrument shall have the effect of amending this Agreement; (ii) any agreement, document, certificate or other instrument which any Limited Partner is required to execute in connection with the termination of such Limited Partner’s interest in the Partnership and the withdrawal of such Limited Partner pursuant to Section 4.2 hereof and which such Limited Partner has failed to execute and deliver within ten (10) days after written request therefor by the General Partner; and (iii) any instrument which the General Partner deems necessary or appropriate to facilitate the implementation of the terms of this Agreement, including the pledging of Capital Commitment obligations as contemplated by Sections 3.2 and 4.1(d), so long as such instruments do not alter the rights or obligations of the Limited Partners under the terms of this Agreement.

     13.2 Survival of Power of Attorney. It is expressly acknowledged by each Limited Partner that the foregoing power of attorney is coupled with an interest and shall survive death, legal incapacity, bankruptcy, insolvency, assignment for the benefit of creditors and assignment by a Limited Partner of its Limited Partner’s interest in the Partnership; provided, however, that if a Limited Partner shall assign all of its interest in the Partnership and the assignee shall, in accordance with the provisions of this Agreement, become a substitute Limited Partner, such power of attorney shall survive such assignment only for the purpose of enabling the General Partner to execute, acknowledge, swear to and file any and all instruments necessary to effect such substitution.

     13.3 Written Confirmation of Power of Attorney. Each Limited Partner hereby agrees to execute a confirmatory or special power of attorney, containing the substantive provisions of this Section substantially in the form attached hereto as Exhibit B.

14. Miscellaneous

     14.1 Further Assurances. The Partners agree to execute such instruments and documents as may be required by the Act or by law or which the General Partner reasonably deems necessary or appropriate to carry out the intent of this Agreement so long as they do not alter the rights and obligations of the Limited Partners under this Agreement.

     14.2 Successors and Assigns. The agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.

     14.3 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Act and judicial interpretations thereof to the extent applicable and otherwise in accordance with the laws of the State of Delaware. Notwithstanding the foregoing, any legal proceeding involving any contract claim asserted against PSERS arising out of this Agreement may only be brought before and subject to the exclusive jurisdiction of the Board of Claims of the Commonwealth of Pennsylvania pursuant to §§1721-1726 of Title 62 Pa. Statutes, and such proceeding shall be governed by the procedural rules and laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of law.

     14.4 Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby, unless the absence of the invalid, illegal or unenforceable provision would materially affect the respective interests of the Partners, in which case the Partners shall use their best efforts to make such changes or adjustments in this Agreement as would restore the respective economic interests of the Partners as originally contemplated hereby.

     14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement binding on the parties hereto.

     14.6 Entire Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the subject matter hereof. In the event of any conflict or inconsistency between the terms of the Private Placement Memorandum of the Partnership, as supplemented or amended from time to time, and the terms of this Agreement, the Charter, the Bylaws of the Company, and/or any subscription agreement to acquire interests in the Partnership or REIT Shares, respectively, as such documents may be amended or restated from time to time, the terms of this Agreement, the Charter, the Bylaws of the Company, and any such subscription agreements, respectively, shall govern in all respects.

     14.7 Amendment. Except as provided below in this Section 14.7, the provisions of this Agreement may be amended or waived at any time and from time to time only with the consent of the General Partner and of Limited Partners representing a Voting Interest of the Limited Partners in excess of fifty percent (50%), excluding from the vote any Limited Partner that is an AVB Affiliate so long as the General Partner is an AVB Affiliate. The General Partner may amend Schedule A hereto at any time and from time to time without the consent of any other Partner to reflect the admission or withdrawal of any Partner, or the change in any Partner’s Capital Commitment, as contemplated by this Agreement. The General Partner may amend this Agreement, without the consent of the Limited Partners, for the purposes of correcting typographical errors, eliminating ambiguities or making other immaterial changes which it determines in good faith not to be materially adverse to the Limited Partners. No amendment shall become effective without the consent of a Limited Partner if such amendment would cause an increase in the Capital Commitment or adversely affect the limited liability of that Limited Partner. No amendment of this Section 14.7 shall become effective without the unanimous consent of the Partners. No amendment shall become effective without the unanimous consent of the Partners adversely affected if such amendment would materially adversely affect the allocations, distributions or deficit restoration obligations provided for by this Agreement. No amendment shall be made to Sections 3.3(c), 3.4 or 5.6(b)(ii) without the consent of the General Partner and of Limited Partners which are ERISA Partners and which made a majority of the aggregate Capital Contributions made by all ERISA Partners. No amendment shall be made to cause any provision(s) of this Agreement to comply with Section 514(c)(9) of the Code or to Sections 3.3(b) or 3.6 without the consent of the Board of Directors and Stockholders that hold in the aggregate REIT Shares representing at least seventy-five percent (75%) of all outstanding REIT Shares. Notwithstanding any provision of this Agreement or this Section 14.7 to the contrary, the General Partner may amend this Agreement, without the consent of the Limited Partners, to make such modifications as the General Partner reasonably determines are appropriate in order to qualify the Company as a REIT or preserve the Company’s qualification as a REIT, provided that such modifications are approved in advance by the Advisory Committee.

     14.8 Construction. The captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires. The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     14.9 Force Majeure. Whenever any act or thing is required of the Partnership or the General Partner hereunder to be done within any specified period of time, the Partnership or the General Partner, as the case may be, shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Partnership or the General Partner, as the case may be, including, without limitation, bank holidays, actions of governmental agencies, and financial crises of a nature materially affecting the purchase and sale of securities; provided, that this provision shall not have the effect of relieving the Partnership or the General Partner from the obligation to perform any such act or thing.

     14.10 Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be sufficiently given if personally delivered, transmitted by facsimile, or sent postage prepaid by overnight courier or registered or certified mail, return receipt requested, addressed as follows: if intended for the Partnership or the General Partner, to the Partnership’s principal office determined pursuant to Section 2.4 hereof, and if intended for any Limited Partner to the address of such Limited Partner set forth on Schedule A hereto, or to such other address as such Partner may designate by written notice. Notices shall be deemed to have been given when personally delivered or when transmitted on a business day by facsimile with a machine-generated confirmation of transmission or, if mailed or sent by overnight courier, the date on which received. The provisions of this Section shall not prohibit the giving of written notice in any other manner; provided that any such written notice shall be deemed given only when actually received.

     14.11 No Right of Partition for Redemption. No Partner and no successor-in-interest to any Partner shall have the right while this Agreement remains in effect to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned or, except on such terms and conditions as the General Partner may, in its sole discretion, approve, to require the redemption of its interest in the Partnership.

     14.12 Third-Party Beneficiaries. Except with respect to Section 3.6 hereof and except with respect to any rights expressly granted to Stockholders in this Agreement, the provisions of this Agreement are not intended to be for the benefit of any creditor or other person to whom any debts or obligations are owed by, or who may have any claim against, the Partnership or any of its Partners, except for Partners in their capacities as such. Notwithstanding any contrary provision of this Agreement, no such creditor or person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the Partnership or any Partner.

     14.13 General Partner as Limited Partner or Stockholder. A General Partner may also be a Limited Partner or may make a Capital Commitment as a General Partner or as a Stockholder, and in such event its rights, powers, restrictions and liabilities as a General Partner shall remain unaffected, and in addition it shall, in respect of its Capital Contributions as a Partner, have all of the rights and powers and be subject to all of the restrictions and liabilities of a Partner, except as otherwise expressly provided in this Agreement.

     14.14 UCC Article 8 Election. Partnership interests in the Partnership shall be securities governed by Article 8 of the Delaware Uniform Commercial Code.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Amended and Restated Limited Partnership Agreement has been executed by the parties as of this 16th day of March, 2005.

GENERAL PARTNER: AVALONBAY CAPITAL MANAGEMENT, INC.
By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Executive Vice President and CFO

LIMITED PARTNERS: See Signature Pages attached hereto

[Signature Page to Amended and Restated Limited Partnership Agreement
of AvalonBay Value Added Fund, L.P.]

AVALONBAY VALUE ADDED FUND, L.P.

LIMITED PARTNERSHIP AGREEMENT

LIMITED PARTNER SIGNATURE PAGE

     The Subscriber, desiring to become a Limited Partner of AvalonBay Value Added Fund, L.P., a Delaware limited partnership (the “Partnership”), hereby executes the Amended and Restated Limited Partnership Agreement of the Partnership to which AvalonBay Capital Management, Inc., a Maryland corporation, is a party as the General Partner. The Subscriber hereby agrees to all the provisions of said Limited Partnership Agreement, and agrees that this signature page may be attached to any counterpart copy of said Limited Partnership Agreement.

Name of Subscriber: AvalonBay Value Added Fund, Inc.
By:	/s/ Thomas J. Sargeant
Hereunto duly authorized

Print Name:	Thomas J. Sargeant

Title:	Executive Vice President and CFO

Date:	March 16, 2005

2

AVALONBAY VALUE ADDED FUND, L.P.

LIMITED PARTNERSHIP AGREEMENT

LIMITED PARTNER SIGNATURE PAGE

     The Subscriber, desiring to become a Limited Partner of AvalonBay Value Added Fund, L.P., a Delaware limited partnership (the “Partnership”), hereby executes the Amended and Restated Limited Partnership Agreement of the Partnership to which AvalonBay Capital Management, Inc., a Maryland corporation, is a party as the General Partner. The Subscriber hereby agrees to all the provisions of said Limited Partnership Agreement, and agrees that this signature page may be attached to any counterpart copy of said Limited Partnership Agreement.

Date: March 16, 2005 Name of Subscriber: COMMONWEALTH OF PENNSYLVANIA PUBLIC SCHOOL EMPLOYEES’ RETIREMENT SYSTEM
By:	/s/ Alan H. Van Noord
	Name:	Alan H. Van Noord, CFA
	Title:	Chief Investment Officer

By:	/s/ Jeffrey B. Clay
	Name:	Jeffrey B. Clay
	Title:	Executive Director

Approved for form and legality:
/s/ David DeVries
Deputy General Counsel
Office of General Counsel

/s/ Robert Mulley
Chief Deputy Attorney General
Office of Attorney General

/s/ Gerald Gornish
Gerald Gornish, Chief Counsel
Public School Employees’ Retirement System

3

AvalonBay Value Added Fund, L.P.

Schedule A

List of Partners and Capital Commitments

General Partner	Capital Commitment

AvalonBay Capital Management, Inc.
c/o AvalonBay Communities, Inc. 2900 Eisenhower Avenue, Suite 300 Alexandria, VA 22314-5223	5% of the aggregate Capital Commitments

Limited Partner	Capital Commitment

AvalonBay Value Added Fund, Inc. c/o AvalonBay Communities, Inc. 2900 Eisenhower Avenue, Suite 300 Alexandria, VA 22314-5223	$238,500,000

Commonwealth of Pennsylvania Public School Employees’ Retirement System Five North Fifth Street Harrisburg, Pennsylvania 17101	25% of the aggregate Capital Commitments up to a maximum of $75,000,000

[Note: AvalonBay Communities, Inc. has made a capital commitment of $50,000,000 to AvalonBay Capital Management, Inc. (“ACM”). ACM in turn has made capital commitments of (i) $16.5 million to AvalonBay Value Added Fund, L.P., for a general partnership interest, and (ii) $33.5 million to AvalonBay Value Added Fund, Inc., a Maryland corporation that intends to qualify as a real estate investment trust (“VAF”). Seven institutional investors have also made capital commitments to VAF totaling $205 million.]

AvalonBay Value Added Fund, L.P.

Exhibit A

FORM OF GUARANTY

     THIS GUARANTY (the “Guaranty”) is entered into as of [___], by and between AvalonBay Communities, Inc., a Maryland corporation (the “Guarantor”), and AvalonBay Value Added Fund, L.P., a Delaware limited partnership (the “Partnership”). Any capitalized terms used herein but not defined shall have the meanings ascribed to them in the Partnership’s Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”).

     WHEREAS, for the purpose of inducing certain Persons to acquire Equity Interests in the Partnership, the Guarantor has agreed to guarantee the punctual payment of certain obligations of AvalonBay Capital Management, Inc., the General Partner of the Partnership.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor and the Partnership hereby agree as follows.

1. Guarantee.

     1.1 Guarantee of General Partner’s Reimbursement Obligations. The Guarantor unconditionally, absolutely and irrevocably guarantees the punctual performance of the General Partner’s obligations under Sections 8.6(e) and 11.6 of the Partnership Agreement, subject to the limitations on payment contained therein (the “Guaranteed Obligation”).

     1.2 Guarantee Absolute. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to any or all of the following:

          (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligation, or any other amendment or waiver of or any consent to departure from the Partnership Agreement including without limitation, any increase in the Guaranteed Obligation or any other modification adverse to the Guarantor;

          (b) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Partnership that might otherwise constitute a defense available to, or a discharge of, the Guarantor;

          (c) any merger or consolidation of the Partnership or the General Partner or any affiliate of any such entity;

          (d) any change in the direct or indirect ownership or right to vote by the Guarantor or any other person, firm or entity of any partnership or other ownership interest of the General Partner or any of its affiliates;

Exh. A-1

          (e) any release or discharge, by operation of law, of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty;

          (f) any failure by the Partnership, the General Partner or any Affiliate of any such entity to mitigate its damages;

          (g) the effect of any foreign or domestic laws, rules, regulations or actions of a court or governmental body;

          (h) or any other amendment or waiver of any consent to departure from the Partnership Agreement; or

          (i) any other condition, event or circumstance which might otherwise constitute a legal or equitable discharge, release or defense of a surety or guarantor or otherwise, or which might otherwise limit recourse against the Guarantor, it being agreed that the Guaranteed Obligation of the Guarantor hereunder shall not be discharged except by performance of the Guaranteed Obligation as herein provided.

     To the maximum extent permitted by applicable law, the Guarantor waives notice of acceptance of the Guaranty, notice of any Guaranteed Obligation, notice of protest, notice of dishonor or nonpayment of any Guaranteed Obligation, and any other notice to the Guarantor, and waives any defense, offset or counterclaim to any liability hereunder. To the maximum extent permitted by applicable law, the Guarantor hereby waives and agrees not to assert or take advantage of any rights or defenses based on any rights or defenses of the General Partner to the Guaranteed Obligation including, without limitation, any failure of consideration, any statute of limitations, or any insolvency or bankruptcy of the General Partner, and no invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligation shall affect, impair or be a defense to this Guaranty nor shall any other circumstance which might otherwise constitute a defense available to, or legal or equitable discharge of, the General Partner in respect of the Guaranteed Obligation affect, impair or be a defense to this Guaranty. One or more successive or concurrent actions may be brought hereon against the Guarantor either in the same action in which the General Partner is sued or in separate actions. If any claim or action, or action on any judgment, based on this Guaranty is brought against the Guarantor, the Guarantor agrees not to deduct, set-off or seek to counterclaim, for or recoup any amounts which are or may be owed by the Partnership to the Guarantor.

     1.3 Continuing Guarantee. This Guaranty is a continuing guarantee and (a) shall remain in full force and effect until the later of the payment in full in cash of the Guaranteed Obligation or the date on which the Partnership has fully liquidated and no Guaranteed Obligation can arise, (b) shall be binding upon the Guarantor, its successors and assigns and (c) shall inure to the benefit of and be enforceable by the Partnership and its successors, transferees and assigns.

     Each Limited Partner is a beneficiary of this Guaranty with the right to enforce it to the extent provided herein. The failure (by waiver, delay, consent or otherwise) of any Limited Partner to assert any claim or demand or to enforce any remedy under this Guaranty or under the

Exh. A-2

Partnership Agreement will not in any manner or to any extent vary or reduce the obligations of the Guarantor hereunder.

2. Entire Agreement. This Guaranty constitutes the entire agreement of the parties and supersedes any and all previous agreements between the Guarantor and the Partnership, whether written or oral, respecting the subject matter hereof and thereof. This Guaranty may not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto. No amendment or waiver of any provision hereof and no consent to any departure by the Guarantor herefrom, will be effective unless the same is in writing and signed by the General Partner and all Limited Partners adversely affected thereby, provided that any Limited Partner may grant such a waiver or consent with respect to such Limited Partner’s rights hereunder if the same is in writing and signed by such Limited Partner. The Partnership Agreement may be amended, modified or supplemented in accordance with its terms without notice to, consent of or agreement by any Guarantor.

3. Severability. In the event that any provision or any part of any provision of this Guaranty is held to be illegal, invalid or unenforceable, such illegality, invalidity or enforceability shall not affect the validity or enforceability of any other provision or part thereof.

4. Governing Law. This Guaranty shall be construed and enforced in accordance with the laws of the State of Delaware.

5. Section Headings. The section headings in this Guaranty are included for convenience only, are not a part of this Guaranty and shall not be used in construing it.

     This Guaranty is entered into for the sole and exclusive benefit of the Limited Partners, and their successor and assigns permitted under the Partnership Agreement, and no other Person shall have any rights with respect hereto. This Guaranty may not be assigned by the Guarantor without the prior written consent of the Limited Partners. This Guaranty shall be binding on the successors, including the heirs, executors, administrators and personal representatives, of the Guarantor.

Exh. A-3

     IN WITNESS WHEREOF, the parties have executed this Guaranty as of the date first written above.

AVALONBAY COMMUNITIES, INC.
By:
Name:
Title:

AVALONBAY VALUE ADDED FUND, L.P.
By:	AvalonBay Capital Management, Inc., its General Partner

By:
Name:
Title:

Exh. A-4

AvalonBay Value Added Fund, L.P.

Exhibit B

FORM OF POWER OF ATTORNEY
FOR
AVALONBAY VALUE ADDED FUND, L.P.

     Know all by these presents, that the undersigned Limited Partner of AvalonBay Value Added Fund, L.P. (the “Partnership”), pursuant to the Amended and Restated Limited Partnership Agreement of the Partnership (the “Partnership Agreement”), hereby constitutes and appoints each member of AvalonBay Capital Management, Inc. or its successor (the “General Partner”) and each Liquidating Agent (as defined in the Partnership Agreement), signing singly, the undersigned’s true and lawful attorney-in-fact to:

     (1) execute, acknowledge, swear to and file any certificate or other instrument that may be required to be filed by the Partnership in order to conduct its business under the laws of any jurisdiction in which the Partnership does business, so long as no such certificate or instrument shall have the effect of amending the Partnership Agreement;

     (2) execute, acknowledge, swear to and file any agreement, document, certificate or other instrument that any Limited Partner is required to execute in connection with the termination of the Limited Partner’s interest in the Partnership and the withdrawal of such Limited Partner pursuant to Section 4.2 of the Partnership Agreement and if such Limited Partner has failed to execute and deliver such required agreement, document, certificate or other instrument within ten days after written request therefor by the General Partner; and

     (3) execute, acknowledge, swear to and file any instrument that the General Partner deems necessary or appropriate to facilitate the implementation of the terms of the Partnership Agreement, including the pledging of Capital Commitment obligations as contemplated by Sections 3.2 and 4.1(d) of the Partnership Agreement, so long as such instruments do not alter the rights or obligations of the Limited Partners under the terms of the Partnership Agreement.

     In no instance shall such attorney-in-fact be permitted to create a partnership, special purpose vehicle or limited liability company without the prior advice and consent of the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

     This power of attorney is coupled with an interest, is irrevocable and shall survive death, legal incapacity, bankruptcy, insolvency, assignment for the benefit of creditors and assignment by a Limited Partner of its limited partnership interest in the Partnership; provided, however, that

Exh. B-1

if a Limited Partner shall assign all of its interest in the Partnership and the assignee shall, in accordance with the provisions of the Partnership Agreement, become a substitute Limited Partner, this power of attorney shall survive such assignment only for the purpose of enabling the General Partner to execute, acknowledge, swear to and file any and all instruments necessary to effect such substitution.

     IN WITNESS WHEREOF, the undersigned has caused this power of attorney to be executed as of this ___day of ___, 2005.

Name of Limited Partner:

By:
Hereunto duly authorized

Print Name:

Title:

Exh. B-2